EXHIBIT 99.3
FIRST POTOMAC REALTY TRUST
INDEX TO FINANCIAL STATEMENTS AND SCHEDULES
The following consolidated financial statements and schedule of First Potomac Realty Trust and Subsidiaries and report of our independent registered public accounting firm thereon are attached hereto:
FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES
All other schedules are omitted because they are not applicable, or because the required information is included in the consolidated financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm
The Board of Trustees and Shareholders
First Potomac Realty Trust:
We have audited the accompanying consolidated balance sheets of First Potomac Realty Trust and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for each of the years in the three year period ended December 31, 2010. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule of real estate and accumulated depreciation. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Potomac Realty Trust and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
/s/ KPMG LLP
McLean, Virginia
March 10, 2011, except as to notes 1, 2, 4, 9, 17 and 18, which are as of June 13, 2011

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2010 and 2009
(Amounts in thousands, except per share amount)

	2010	2009

Assets:
Rental property, net	$1,217,897	$987,475
Cash and cash equivalents	33,280	9,320
Escrows and reserves	8,070	9,978
Accounts and other receivables, net of allowance for doubtful accounts of $3,246 and $2,346, respectively	7,238	7,049
Accrued straight-line rents, net of allowance for doubtful accounts of $849 and $1,185, respectively	12,771	10,967
Notes receivable, net	24,750	—
Investment in affiliates	23,721	1,819
Deferred costs, net	20,174	17,837
Prepaid expenses and other assets	14,230	6,625
Intangible assets, net	34,551	20,103

Total assets	$1,396,682	$1,071,173

Liabilities:
Mortgage loans	$319,096	$301,463
Exchangeable senior notes, net	29,936	48,718
Senior notes	75,000	75,000
Secured term loans	110,000	60,000
Unsecured revolving credit facility	191,000	159,900
Financing obligation	—	5,066
Accounts payable and other liabilities	16,827	13,100
Accrued interest	2,170	2,072
Rents received in advance	7,049	7,267
Tenant security deposits	5,390	5,235
Deferred market rent, net	6,032	6,008

Total liabilities	762,500	683,829

Noncontrolling interests in the Operating Partnership	16,122	9,585

Equity:
Series A Preferred Shares, $25 par value, 4,600 shares authorized and none outstanding	—	—
Common shares, $0.001 par value, 150,000 shares authorized; 49,922 and 30,589 shares issued and outstanding, respectively	50	31
Additional paid-in capital	794,051	517,940
Noncontrolling interests in consolidated partnerships	3,077	—
Accumulated other comprehensive loss	(545)	(1,879)
Dividends in excess of accumulated earnings	(178,573)	(138,333)

Total equity	618,060	377,759

Total liabilities, noncontrolling interests and equity	$1,396,682	$1,071,173

See accompanying notes to consolidated financial statements.

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES
Consolidated Statements of Operations
Years ended December 31, 2010, 2009 and 2008
(Amounts in thousands, except per share amounts)

	2010	2009	2008
Revenues:
Rental	$111,860	$106,122	$99,003
Tenant reimbursements and other	26,687	24,526	21,895

Total revenues	138,547	130,648	120,898

Operating expenses:
Property operating	33,714	32,150	26,497
Real estate taxes and insurance	12,954	12,666	11,859
General and administrative	14,523	13,219	11,938
Acquisition costs	7,169	1,076	—
Depreciation and amortization	42,613	40,174	36,260
Impairment of real estate assets	2,386	—	—
Contingent consideration related to acquisition of property	710	—	—

Total operating expenses	114,069	99,285	86,554

Operating income	24,478	31,363	34,344

Other expenses, net:
Interest expense	33,758	32,412	35,628
Interest and other income	(634)	(516)	(660)
Equity in losses of affiliates	124	95	—
Gains on early retirement of debt	(164)	(6,167)	(4,374)

Total other expenses, net	33,084	25,824	30,594

(Loss) income from continuing operations before income taxes	(8,606)	5,539	3,750

Provision for income taxes	(31)	—	—

(Loss) income from continuing operations	(8,637)	5,539	3,750

Discontinued operations:
(Loss) income from operations of disposed properties	(3,595)	(1,483)	2,117
Gain on sale of real estate properties	557	—	14,274

Income from discontinued operations	(3,038)	(1,483)	16,391

Net (loss) income	(11,675)	4,056	20,141

Less: Net loss (income) attributable to noncontrolling interests	232	(124)	(615)

Net (loss) income attributable to common shareholders	$(11,443)	$3,932	$19,526

Net (loss) income attributable to common shareholders per share — basic and diluted:
(Loss) income from continuing operations	$(0.25)	$0.17	$0.13
Income from discontinued operations	(0.08)	(0.05)	0.64

Net (loss) income	$(0.33)	$0.12	$0.77

Weighted average common shares outstanding — basic	36,984	27,956	24,838
Weighted average common shares outstanding — diluted	36,984	28,045	24,858
See accompanying notes to consolidated financial statements.

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES
Consolidated Statements of Equity and Comprehensive Income (Loss)
Years ended December 31, 2010, 2009 and 2008
(Amounts in thousands)

			Accumulated	Noncontrolling	Dividends in
	Common		Other	Interests in	Excess of
	Shares	Additional	Comprehensive	Consolidated	Accumulated		Comprehensive
	Par Value	Paid-in Capital	Loss	Partnerships	Earnings	Total Equity	Income (Loss)

Balance at December 31, 2007	$24	$438,566	$—	$—	$(101,070)	$337,520

Net income	—	—	—		20,141	20,141	$20,141
Other comprehensive loss	—	—	(3,931)	—	—	(3,931)	(3,931)

Total comprehensive income							16,210
Attributable to noncontrolling Interests	—	—	108	—	(615)	(507)	(507)

Total comprehensive income attributable to common shareholders							$15,703

Dividends paid to shareholders	—	—	—	—	(34,192)	(34,192)
Acquisition of partnership units	—	(34)	—	—	—	(34)
Shares issued in exchange for Operating Partnership units	—	358	—	—	—	358
Restricted stock expense	—	1,791	—	—	—	1,791
Exercise of stock options	—	38	—	—	—	38
Stock option expense	—	201	—	—	—	201
Issuance of common stock	3	43,905	—	—	—	43,908

Balance at December 31, 2008	27	484,825	(3,823)	—	(115,736)	365,293

Net income	—	—	—	—	4,056	4,056	$4,056
Other comprehensive income	—	—	1,314	—	—	1,314	1,314

Total comprehensive income							5,370
Attributable to noncontrolling Interests	—	—	(32)	—	(124)	(156)	(156)

Total comprehensive income attributable to common shareholders							$5,214

Dividends paid to shareholders	—	—	—	—	(26,529)	(26,529)
Acquisition of partnership units	—	1	—	—	—	1
Shares issued in exchange for Operating Partnership units	—	483	—	—	—	483
Restricted stock expense	—	2,906	—	—	—	2,906
Stock option expense	—	207	—	—	—	207
Issuance of common stock	4	29,518				29,522
Deconsolidation of joint venture	—	—	662	—	—	662

Balance at December 31, 2009	31	517,940	(1,879)	—	(138,333)	377,759

Net loss	—	—	—	—	(11,675)	(11,675)	$(11,675)
Other comprehensive income	—	—	1,067	—	—	1,067	1,067

Total comprehensive loss							(10,608)
Attributable to noncontrolling Interests	—	—	(23)	—	232	209	209

Total comprehensive loss attributable to common shareholders							$(10,399)

Dividends paid to shareholders	—	—	—	—	(28,797)	(28,797)
Acquisition of partnership units	—	(1)	—	—	—	(1)
Shares issued in exchange for Operating Partnership units	—	55	—	—	—	55
Restricted stock expense	—	3,465	—	—	—	3,465
Exercise of stock options	—	44	—	—	—	44
Stock option and employee stock purchase plan expense	—	270	—	—	—	270
Issuance of common stock, net of net settlements	19	275,872	—	—	—	275,891
Adjustment of Operating Partnership units to fair value	—	(3,594)	—	—	—	(3,594)
Noncontrolling interest in consolidated joint venture, at acquisition	—	—	—	3,079	—	3,079
Loss attributable to noncontrolling interest in consolidated joint venture	—	—	—	(2)	—	(2)
Deconsolidation of joint venture	—	—	290	—	—	290

Balance at December 31, 2010	$50	$794,051	$(545)	$3,077	$(178,573)	$618,060

See accompanying notes to consolidated financial statements.

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2010, 2009 and 2008
(Amounts in thousands)

	2010	2009	2008
Cash flow from operating activities:
Net (loss) income	$(11,675)	$4,056	$20,141
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Discontinued operations:
Gain on sale of properties	(557)	—	(14,274)
Depreciation and amortization	597	698	1,427
Impairment of real estate assets	4,013	2,541	—
Depreciation and amortization	43,439	41,039	37,131
Stock based compensation	3,735	3,113	1,985
Bad debt expense	1,290	2,302	533
Amortization of deferred market rent	(1,356)	(1,572)	(1,730)
Amortization of financing costs and fair value discounts	757	445	3,208
Equity in losses of affiliates	124	95	—
Distributions from investments in affiliates	623	107	—
Contingent consideration related to acquisition of property	710	—	—
Impairment of real estate assets	2,386	—	—
Change in financing obligation	—	(378)	(81)
Gains on early retirement of debt	(164)	(6,167)	(4,374)
Changes in assets and liabilities:
Escrows and reserves	69	(1,454)	4,552
Accounts and other receivables	(1,844)	(1,937)	(2,936)
Accrued straight-line rents	(1,711)	(1,180)	(1,081)
Prepaid expenses and other assets	107	(658)	(661)
Tenant security deposits	382	28	(179)
Accounts payable and accrued expenses	3,372	3,139	2,414
Accrued interest	150	(334)	(285)
Rents received in advance	(172)	2,543	143
Deferred costs	(7,611)	(6,418)	(7,869)

Total adjustments	48,339	35,952	17,923

Net cash provided by operating activities	36,664	40,008	38,064

Cash flows from investing activities:
Purchase deposit on future acquisitions	(7,403)	(500)	—
Investment in note receivable	(24,750)	—	—
Proceeds from sale of real estate assets	11,414	—	50,573
Distributions from joint venture for contribution of real estate assets	—	—	11,572
Additions to rental property	(18,917)	(21,928)	(26,502)
Additions to construction in progress	(5,793)	(1,200)	(10,328)
Cash held by joint venture at deconsolidation	(896)	—	—
Investment in unconsolidated joint ventures	(21,015)	—	—
Acquisition of land parcel	(3,200)	—	—
Acquisition of rental property and associated intangible assets	(279,248)	(39,310)	(46,377)

Net cash used in investing activities	(349,808)	(62,938)	(21,062)

Cash flows from financing activities:
Financing costs	(1,745)	(3,234)	(1,145)
Issuance of debt	361,998	109,500	217,300
Issuance of stock, net	264,573	29,522	43,908
Repayments of debt	(258,331)	(92,640)	(230,555)
Distributions to noncontrolling interests	(631)	(718)	(1,057)
Dividends to shareholders	(28,797)	(26,529)	(34,192)
Redemption of partnership units	(5)	(3)	(145)
Stock option exercises	42	—	38

Net cash provided by (used in) financing activities	337,104	15,898	(5,848)

Net increase (decrease) in cash and cash equivalents	23,960	(7,032)	11,154

Cash and cash equivalents, beginning of year	9,320	16,352	5,198

Cash and cash equivalents, end of year	$33,280	$9,320	$16,352

See accompanying notes to consolidated financial statements.

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES
Consolidated Statements of Cash Flows — Continued
Years ended December 31, 2010, 2009 and 2008
Supplemental disclosure of cash flow information (amounts in thousands):

	2010	2009	2008

Cash paid for interest, net	$32,769	$32,638	$35,928
Non-cash investing and financing activities:
Debt assumed in connection with acquisitions of real estate	14,699	—	—
Conversion of Operating Partnership units into common shares	55	483	358
Issuance of Operating Partnership units in exchange for limited partnership interests	3,519	—	—
Cash paid for interest on indebtedness is net of capitalized interest of $0.8 million, $0.4 million and $1.6 million in 2010, 2009 and 2008, respectively. During 2010, the Company did not pay any cash for franchise taxes levied by the city of Washington D.C. Prior to 2010, the Company did not own any properties in Washington D.C. and, therefore was not subject to any Washington D.C franchise taxes.
During 2010, 2009 and 2008, 5 thousand, 40 thousand and 26 thousand Operating Partnership units, respectively, were redeemed for an equivalent number of the Company’s common shares.
On June 7, 2010, the Company issued 880,648 common shares in exchange for $13.03 million of Exchangeable Senior Notes.
On January 1, 2010 and March 17, 2009, the Company deconsolidated the joint ventures that own RiversPark I and II, respectively, and removed all related assets and liabilities from its consolidated balance sheets as of the date of deconsolidation. Amounts shown on the statements of cash flows represent cash held by RiversPark I, which was included in the Company’s consolidated balance sheets at December 31, 2009, and subsequently removed on its date of deconsolidation. For more information, see footnote 5 — Investment in Affiliates.
During 2010, the Company acquired eight consolidated properties at an aggregate purchase price of $286.2 million, including the assumption of $14.7 million of mortgage debt and the issuance of 230,876 Operating Partnership units valued at $3.5 million on the date of acquisition.

FIRST POTOMAC REALTY TRUST AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1) Description of Business
First Potomac Realty Trust (the “Company”) is a leader in the ownership, management, development and redevelopment of office and industrial properties in the greater Washington, D.C. region. The Company separates its properties into three distinct segments, which it refers to as the Maryland, Northern Virginia and Southern Virginia reporting segments. The Company strategically focuses on acquiring and redeveloping properties that it believes can benefit from its intensive property management and seeks to reposition these properties to increase their profitability and value. The Company’s portfolio contains a mix of single-tenant and multi-tenant office and industrial properties as well as business parks. Office properties are single-story and multi-story buildings that are used primarily for office use; business parks contain buildings with office features combined with some industrial property space; and industrial properties generally are used as warehouse, distribution or manufacturing facilities.
References in these financial statements to “we,” “our” or “First Potomac,” refer to the Company and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.
The Company conducts its business through First Potomac Realty Investment Limited Partnership; the Company’s operating partnership (the “Operating Partnership”). At December 31, 2010, the Company was the sole general partner of, and owned a 98.1% interest in, the Operating Partnership. The remaining interests in the Operating Partnership, which are presented as noncontrolling in the Operating Partnership interests in the accompanying consolidated financial statements, are limited partnership interests, some of which are owned by several of the Company’s executive officers and trustees who contributed properties and other assets to the Company upon its formation, and other unrelated parties.
At December 31, 2010, the Company wholly-owned or had a controlling interest in properties totaling 13.2 million square feet and had an ownership interest in properties totaling an additional 0.5 million square feet through four unconsolidated joint ventures. The Company’s consolidated properties were 82.3% occupied by 592 tenants. Excluding the Company’s fourth quarter 2010 acquisitions of Atlantic Corporate Park, which was vacant at acquisition, and Redland Corporate Center II, which was 99% vacant at acquisition, the Company’s consolidated portfolio was 85.2% occupied at December 31, 2010. The Company does not include square footage that is in development or redevelopment in its occupancy calculation, which totaled 0.4 million square feet at December 31, 2010. As of December 31, 2010, the Company’s largest tenant was the U.S. Government, which along with government contractors, accounted for over 20% of the Company’s total annualized rental revenue. The Company also owned land that can accommodate approximately 1.7 million square feet of additional development. The Company derives substantially all of its revenue from leases of space within its properties. The Company operates so as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes.
For the year ended December 31, 2010, the Company had consolidated net revenues of approximately $139 million and consolidated total assets of $1.4 billion. Financial information related to the Company’s three reporting segments is set forth in footnote 18, Segment Information, to the Company’s consolidated financial statements.
(2) Summary of Significant Accounting Policies
(a) Principles of Consolidation
The consolidated financial statements of the Company include the accounts of the Company, the Operating Partnership, the subsidiaries of the Operating Partnership in which it has a controlling interest and First Potomac Management LLC, a wholly-owned subsidiary that manages the majority of the Company’s properties. All intercompany balances and transactions have been eliminated in consolidation.

(b) Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Estimates include the amount of accounts receivable that may be uncollectible; recoverability of notes receivable, future cash flows, discount and capitalization rate assumptions used to fair value acquired properties and to test impairment of certain long-lived assets and goodwill; market lease rates, lease-up periods, leasing and tenant improvement costs used to fair value intangible assets acquired and probability weighted cash flow analysis used to fair value contingent liabilities. Actual results could differ from those estimates.
(c) Revenue Recognition and Accounts Receivable
The Company generates substantially all of its revenue from leases on its office and industrial properties as well as business parks. The Company recognizes rental revenue on a straight-line basis over the term of its leases, which include fixed-rate renewal periods leased at below market rates at acquisition or inception. Accrued straight-line rents represent the difference between rental revenue recognized on a straight-line basis over the term of the respective lease agreements and the rental payments contractually due for leases that contain abatement or fixed periodic increases. The Company considers current information, credit quality, historical trends, economic conditions and other events regarding the tenants’ ability to pay their obligations in determining if amounts due from tenants, including accrued straight-line rents, are ultimately collectible. The uncollectible portion of the amounts due from tenants, including accrued straight-line rents, is charged to property operating expense in the period in which the determination is made. The Company considers similar criteria in assessing impairment associated with outstanding loans or notes receivable and whether any allowance for anticipated credit loss is appropriate.
Tenant leases generally contain provisions under which the tenants reimburse the Company for a portion of property operating expenses and real estate taxes incurred by the Company. Such reimbursements are recognized in the period in which the expenses are incurred. The Company records a provision for losses on estimated uncollectible accounts receivable based on its analysis of risk of loss on specific accounts. Lease termination fees are recognized on the date of termination when the related lease or portion thereof is cancelled, the collectability of the fee is reasonably assured and the Company has possession of the terminated space. The Company recognized lease termination fees included in “Tenant reimbursement and other revenues” in its consolidated statements of operations of $1.0 million, $0.4 million and $1.2 million for the years ended December 31, 2010, 2009 and 2008, respectively.
Concurrent with the Company’s August and September 2008 acquisitions of Triangle Business Center and RiversPark I, respectively, the former owner entered into master lease agreements for vacant space that was not producing rent at the time of the acquisitions. Payments received under the master lease agreements are recorded as a reduction to rental property rather than as rental income as the payments were determined to be a reduction in the purchase consideration at the time of acquisition, respectively. Payments received under these master lease agreements totaled $0.5 million and $1.4 million for the years ended December 31, 2009 and 2008, respectively.
(d) Cash and Cash Equivalents
The Company considers all highly liquid investments with a maturity of 90 days or less at the date of purchase to be cash equivalents.
(e) Escrows and Reserves
Escrows and reserves represent cash restricted for debt service, real estate taxes, insurance, capital items and tenant security deposits.

(f) Deferred Costs
Financing costs related to long-term debt are deferred and amortized over the remaining life of the debt using a method that approximates the effective interest method. Leasing costs related to the execution of tenant leases are deferred and amortized over the term of the related leases. Accumulated amortization of these combined costs was $16.1 million and $11.5 million at December 31, 2010 and 2009, respectively.
The following table sets forth scheduled future amortization for deferred financing and leasing costs at December 31, 2010 (amounts in thousands):

	Deferred Financing	Leasing(1)
2011	$2,148	$3,565
2012	1,778	2,904
2013	412	2,247
2014	296	1,412
2015	182	1,028
Thereafter	206	2,146

	$5,022	$13,302

(1)
Excludes the amortization of $1.5 million of leasing costs that have yet to be placed in-service as the associated tenants have not moved into their related spaces and, therefore, the future amortization of these leasing costs have yet to be determined.

(g) Rental Property
Rental property is carried at initial cost less accumulated depreciation and, when appropriate, impairment losses. Improvements and replacements are capitalized at cost when they extend the useful life, increase capacity or improve the efficiency of the asset. Repairs and maintenance are charged to expense when incurred. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives of the Company’s assets, by class, are as follows:

Buildings	39 years
Building improvements	5 to 20 years
Furniture, fixtures and equipment	5 to 15 years
Tenant improvements	Shorter of the useful lives of the assets or the terms of the related leases
The Company regularly reviews market conditions for possible impairment of a property’s carrying value. When circumstances such as adverse market conditions, changes in management’s intended holding period or potential sale to a third party indicate a possible impairment of the fair value of a property, an impairment analysis is performed. The Company assesses potential impairments based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the property’s use and eventual disposition. This estimate is based on projections of future revenues, expenses, capital improvement costs, expected holding periods and capitalization rates. These cash flows consider factors such as expected market trends and leasing prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a real estate investment based on forecasted undiscounted cash flows, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. The Company is required to make estimates as to whether there are impairments in the carrying values of its investments in real estate. Further, the Company will record an impairment loss if it expects to dispose of a property, in the near term, at a price below carrying value. In such an event, the Company will record an impairment loss based on the difference between a property’s carrying value and its projected sales price less any estimated costs to sell.
The Company will classify a building as held-for-sale in the period in which it has made the decision to dispose of the building, the Company’s Board of Directors or a designated delegate has approved the sale, a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist that could cause the transaction not to be completed in a timely manner. If these criteria are met, the Company will cease depreciation of the asset and will record an impairment loss if the fair value, less anticipated selling costs, is lower than the carrying amount of the property. The Company will classify any impairment loss, together with the building’s operating results, as discontinued operations in its consolidated statements of operations for all periods presented and classify the assets and related liabilities as held-for-sale in its consolidated balance sheets in the period the sale criteria are met. Interest expense is reclassified to discontinued operations only to the extent the held-for-sale property is secured by specific mortgage debt and the mortgage debt will not be secured to another property owned by the Company after the disposition.
The Company recognizes the fair value, if sufficient information exists to reasonably estimate the fair value, of any liability for conditional asset retirement obligations when incurred, which is generally upon acquisition, construction, development or redevelopment and/or through the normal operation of the asset.
The Company capitalizes interest costs incurred on qualifying expenditures for real estate assets under development or redevelopment while being readied for their intended use in accordance with accounting requirements regarding capitalization of interest. The Company will capitalize interest when qualifying expenditures for the asset have been made, activities necessary to get the asset ready for its intended use are in progress and interest costs are being incurred. Capitalized interest also includes interest associated with expenditures incurred to acquire developable land while development activities are in progress. Capitalization of interest will end when the asset is substantially complete and ready for its intended use, but no later than one year from completion of major construction activity, if the property is not occupied. Capitalized interest is depreciated over the useful life of the underlying assets, commencing when those assets are placed into service.
(h) Purchase Accounting
Acquisitions of rental property from third parties are accounted for at fair value. Any liabilities assumed or incurred are recorded at their fair value at the time of acquisition. The fair value of the acquired property is allocated between land and building (on an as-if vacant basis) based on management’s estimate of the fair value of those components for each type of property and to tenant improvements based on the depreciated replacement cost of the tenant improvements, which approximates their fair value. The fair value of the in-place leases is recorded as follows:
•
the fair value of leases in-place on the date of acquisition is based on absorption costs for the estimated lease-up period in which vacancy and foregone revenue are avoided due to the presence of the acquired leases;

•
the fair value of above and below-market in-place leases based on the present value (using a discount rate that reflects the risks associated with the acquired leases) of the difference between the contractual rent amounts to be paid under the assumed lease and the estimated market lease rates for the corresponding spaces over the remaining non-cancelable terms of the related leases, which range from one to fifteen years; and

•	the fair value of intangible tenant or customer relationships.
The Company’s determination of these fair values requires it to estimate market rents for each of the leases and make certain other assumptions. These estimates and assumptions affect the rental revenue, and depreciation and amortization expense recognized for these leases and associated intangible assets and liabilities.
(i) Investment in Affiliates
The Company may continue to grow its portfolio by entering into ownership arrangements with third parties for which it does not have a controlling interest. The structure of the arrangement affects the Company’s accounting treatment as the Company adheres to requirements regarding consolidation of variable interest entities (“VIE”). In determining whether to consolidate an entity, the Company assesses the structure and intent of the entity relationship as well its power to direct major decisions regarding the entity’s operations and whether the Company’s portion of the earnings, distributions and liability for obligations are in accordance with the Company’s ownership percentage. When the Company’s investment in an entity meets the requirements for the equity method of accounting, it will record its initial investment in its consolidated balance sheets as “Investment in affiliates.” The initial investment in the entity is adjusted to recognize the Company’s share of earnings, losses, distributions received or additional contributions from the entity. The Company’s respective share of all earnings or losses from the entity will be recorded in its consolidated statements of operations as “Equity in earnings or losses of affiliates.”

When the Company is deemed to have a controlling interest in a partially-owned entity, it will consolidate all of the entity’s assets, liabilities and operating results within its consolidated financial statements. The cash contributed to the consolidated entity by the third party, if any, will be reflected in the permanent equity section of the Company’s consolidated balance sheets to the extent they are not mandatorily redeemable. The amount will be recorded based on the third party’s initial investment in the consolidated entity and will be adjusted to reflect the third party’s share of earnings or losses in the consolidated entity and for any distributions received or additional contributions made by the third party. The earnings or losses from the entity attributable to the third party are recorded as a component of net loss (income) attributable to non-controlling interests.
(j) Sales of Real Estate
The Company accounts for sales of real estate in accordance with the requirements for full profit recognition, which occurs when the sale is consummated, the buyer has made adequate initial and continuing investments in the property, the Company’s receivable is not subject to future subordination, and the seller does not have a substantial continuing involvement with the property, the related assets and liabilities are removed from the balance sheet and the resultant gain or loss is recorded in the period the sale is consummated. For sales transactions that do not meet the criteria for full profit recognition, the Company accounts for the transactions as partial sales or financing arrangements required by GAAP. For sales transactions with continuing involvement after the sale, if the continuing involvement with the property is limited by the terms of the sales contract, profit is recognized at the time of sale and is reduced by the maximum exposure to loss related to the nature of the continuing involvement. Sales to entities in which the Company has or receives an interest are accounted for as partial sales.
For sales transactions that do not meet sale criteria, the Company evaluates the nature of the continuing involvement, including put and call provisions, if present, and accounts for the transaction as a financing arrangement, profit-sharing arrangement, leasing arrangement or other alternate method of accounting rather than as a sale, based on the nature and extent of the continuing involvement. Some transactions may have numerous forms of continuing involvement. In those cases, the Company determines which method is most appropriate based on the substance of the transaction.
If the Company has an obligation to repurchase the property at a higher price or at a future indeterminable value (such as fair value), or it guarantees the return of the buyer’s investment or a return on that investment for an extended period, the Company accounts for such transaction as a financing transaction. If the Company has an option to repurchase the property at a higher price and it is likely it will exercise this option, the transaction is accounted for as a financing transaction. For transactions treated as financings, the Company records the amounts received from the buyer as a Financing Obligation and continues to consolidate the property and its operating results in its consolidated statements of operations. The results of operations of the property are allocated to the joint venture partner for their equity interest and reflected as “interest expense” on the Financing Obligation.
(k) Intangible Assets
Intangible assets include the fair value of acquired tenant or customer relationships and the fair value of in-place leases at acquisition. Customer relationship fair values are determined based on the Company’s evaluation of the specific characteristics of each tenant’s lease and its overall relationship with the tenant. Characteristics the Company considers include the nature and extent of its existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals. The fair value of customer relationship intangible assets is amortized to expense over the lesser of the initial lease term and any expected renewal periods or the remaining useful life of the building. The Company determines the fair value of the in-place leases at acquisition by estimating the leasing commissions avoided by having in-place tenants and the operating income that would have not been recognized during the estimated time required to lease the space occupied by existing tenants at the acquisition date. The fair value attributable to existing tenants is amortized to expense over the initial term of the respective leases. Should a tenant terminate its lease, the unamortized portion of the in-place lease fair value is charged to expense by the date of termination.

Deferred market rent liability consists of the acquired leases with below-market rents at the date of acquisition. The fair value attributed to deferred market rent assets, which consist of above-market rents at the date of acquisition, is recorded as a component of deferred costs. Above and below-market lease fair values are determined on a lease-by-lease basis based on the present value (using a discounted rate that reflects the risks associated with the acquired leases) of the difference between the contractual rent amounts to be paid under the lease and the estimated market lease rates for the corresponding spaces over the remaining non-cancelable terms of the related leases including any below-market fixed rate renewal periods. The capitalized below-market lease fair values are amortized as an increase to rental revenue over the initial term and any below-market fixed-rate renewal periods of the related leases. Capitalized above-market lease fair values are amortized as a decrease to rental revenue over the initial term of the related leases.
In conjunction with the Company’s initial public offering and related formation transactions, First Potomac Management, Inc. contributed all of the capital interests in First Potomac Management LLC. The $2.1 million fair value of the in-place workforce acquired has been classified as goodwill and is included as a component of intangible assets on the consolidated balance sheets. In accordance with accounting requirements regarding goodwill and other intangibles, all acquired goodwill that relates to the operations of a reporting unit and is used in determining the fair value of a reporting unit is allocated to the Company’s appropriate reporting unit in a reasonable and consistent manner. The Company assesses goodwill for impairment annually at the end of its fiscal year and in interim periods if certain events occur indicating the carrying value may be impaired. The Company performs its analysis for potential impairment of goodwill in accordance with GAAP, which requires that a two-step impairment test be performed on goodwill. In the first step, the fair value of the reporting unit is compared with its carrying value. If the fair value exceeds its carrying value, goodwill is not impaired, and no further testing is required. If the carrying value of the reporting unit exceeds its fair value, then a second step must be performed in order to determine the implied fair value of the goodwill and compare it to the carrying value of the goodwill. If the carrying value of goodwill exceeds its implied fair value, an impairment loss is recorded equal to the difference. No goodwill impairment losses were recognized during the years ended December 31, 2010, 2009 and 2008.
(l) Derivatives and Hedging
In the normal course of business, the Company is exposed to the effect of interest rate changes. The Company may enter into derivative agreements to mitigate exposure to unexpected changes in interest rates and may use interest rate protection or cap agreements to reduce the impact of interest rate changes. The Company does not use derivatives for trading or speculative purposes and intends to enter into derivative agreements only with counterparties that it believes have a strong credit rating to mitigate the risk of counterparty default or insolvency.
The Company may designate a derivative as either a hedge of the cash flows from a debt instrument or anticipated transaction (cash flow hedge) or a hedge of the fair value of a debt instrument (fair value hedge). All derivatives are recognized as assets or liabilities at fair value. For effective hedging relationships, the change in the fair value of the assets or liabilities is recorded within equity (cash flow hedge) or through earnings (fair value hedge). Ineffective portions of derivative transactions will result in changes in fair value recognized in earnings. For a cash flow hedge, the Company records its proportionate share of unrealized gains or losses on its derivative instruments associated with its unconsolidated joint ventures within equity and “Investment in Affiliates.” The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting any applicable credit enhancements, such as collateral postings, thresholds, mutual inputs and guarantees.

(m) Income Taxes
The Company has elected to be taxed as a REIT. To maintain its status as a REIT, the Company is required to distribute at least 90% of its ordinary taxable income annually to its shareholders and meet other organizational and operational requirements. As a REIT, the Company will not be subject to federal income tax and any non-deductible excise tax if it distributes at least 100% of its REIT taxable income to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate tax rates. The Company has certain subsidiaries, including a taxable REIT subsidiary (“TRS”) and an entity that has elected be taxed as a REIT (which indirectly owns 500 First Street, NW) that may be subject to federal, state or local taxes, as applicable. A designated REIT will not be subject to federal income tax so long as it meets the REIT qualification requirements and distributes 100% of its REIT taxable income to its shareholders. The Company’s TRS was inactive in 2010, 2009 and 2008. During 2010, certain of the Company’s subsidiaries acquired properties located in Washington D.C., which are subject to local franchise taxes. During 2010, the Company recorded a provision for income tax of $31 thousand related to franchise taxes levied by the city of Washington D.C. Since the Company did not own any properties in Washington D.C. prior to 2010, it was not subject to any franchise taxes in 2009 and 2008.
The Company accounts for deferred income taxes using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting basis of assets and liabilities and their respective tax bases and for operating losses, capital losses and tax credit carryovers based on tax rates to be effective when amounts are realized or settled. The Company will recognize deferred tax assets only to the extent that it is more likely than not that they will be realized based on available evidence, including future reversals of existing temporary differences, future projected taxable income and tax planning strategies. The Company may recognize a tax benefit from an uncertain tax position when it is more-likely-than-not (defined as a likelihood of more than 50%) that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. If a tax position does not meet the more-likely-than-not recognition threshold, despite the Company’s belief that its filing position is supportable, the benefit of that tax position is not recognized in the statements of operations. The Company recognizes interest and penalties, as applicable, related to unrecognized tax benefits as a component of income tax expense. The Company recognizes unrecognized tax benefits in the period that the uncertainty is eliminated by either affirmative agreement of the uncertain tax position by the applicable taxing authority, or by expiration of the applicable statute of limitation. For the years ended December 31, 2010, 2009 and 2008, the Company did not record any uncertain tax positions.
For federal income tax purposes, dividends to shareholders may be characterized as ordinary income, return of capital or capital gains. The characterization of the Company’s dividends for 2010, 2009 and 2008 are as follows:

	2010	2009	2008
Ordinary income	70.38%	100.00%	59.42%
Return of capital	29.62%	—	—
Long-term capital gain	—	—	40.58%
(n) Noncontrolling Interests in Operating Partnership
Noncontrolling interests relate to the interests in the Operating Partnership not owned by the Company. Interests in the Operating Partnership are owned by limited partners who contributed buildings and other assets to the Operating Partnership in exchange for Operating Partnership units. Limited partners have the right to tender their units for redemption in exchange for, at the Company’s option, common shares of the Company on a one-for-one basis or cash based on the fair value of the Company’s common shares at the date of redemption. Unitholders receive a distribution per unit equivalent to the dividend per common share.
Differences between amounts paid to redeem noncontrolling interests and their carrying values are charged or credited to equity. As a result of the redemption feature of the Operating Partnership units, the noncontrolling interests are recorded outside of permanent equity. Noncontrolling interests are presented at the greater of their fair value or their cost basis, which is comprised of their fair value at issuance, subsequently adjusted for the noncontrolling interests’ share of net income, losses, distributions received or additional contributions. Based on the closing share price of the Company’s common stock at December 31, 2010, the cost to acquire, through cash purchase or issuance of the Company’s common shares, all of the outstanding Operating Partnership units not owned by the Company would be approximately $16.1 million, which exceeded the noncontrolling interests’ cost basis by $3.6 million. At December 31, 2009, the Company presented its noncontrolling interests in the Operating Partnership at their cost basis, which exceeded their fair value basis.

The Company owned 98.1%, 97.7% and 97.3% of the outstanding Operating Partnership units at December 31, 2010, 2009 and 2008, respectively. The Company’s percentage ownership in outstanding Operating Partnership units increased in 2010 due to the Company’s common stock issuances as for each share of common stock issued, the Company issues an equivalent Operating Partnership unit. During 2010, 2009 and 2008, the Company issued shares of its common stock of 18.3 million, 2.8 million and 2.9 million, respectively.
During 2010, the Company issued 230,876 Operating Partnership units fair valued at $3.5 million to partially fund the acquisition of Battlefield Corporate Center. There were also 4,519 Operating Partnership units redeemed for 4,519 common shares fair valued at $0.1 million and 329 Operating Partnership units were acquired, from unaffiliated limited partners, for $5 thousand in cash resulting in 958,473 Operating Partnership units outstanding as of December 31, 2010. During 2009, 40,000 Operating Partnership units were redeemed for 40,000 common shares fair valued at $0.5 million and 267 Operating Partnership units were acquired, from unaffiliated limited partners, for $3 thousand in cash resulting in 732,445 Operating Partnership units outstanding as of December 31, 2009. During 2008, 26,181 Operating Partnership units were redeemed for 26,181 common shares fair valued at $0.4 million and 8,340 Operating Partnership units were acquired, from unaffiliated limited partners, for $0.1 million in cash resulting in 772,712 Operating Partnership units outstanding as of December 31, 2008.
On November 10, 2010, the Company acquired Redland Corporate Center II and III, in Rockville, Maryland for $83.1 million in a joint venture with a third party. As part of the joint venture agreement, the Company receives a preferred return as the result of its retirement, upon acquisition, of the existing $71.3 million mortgage loan that encumbered the property. The Company’s interest in the joint venture consists of a $74.5 million preferred equity interest with a preferred return of initially 8.5%, which will be reduced to 7.5% and then further to 6.5%, if occupancy increases, with the balance representing a common equity interest in the joint venture. As a result, the Company has a 97% economic interest in the joint venture and the third party has the remaining 3% interest. Since the Company has a controlling interest in the joint venture, it consolidates the joint venture’s assets, liabilities and operating results within its financial statements. The Company reflects its joint venture partner’s interest in the joint venture within the permanent equity section of its consolidated balance sheets. As of December 31, 2010, the Company recorded noncontrolling interests of $3.1 million, which reflects the third party’s common equity interest in Redland Corporate Center II and III.
(o) Earnings Per Share
Basic earnings (loss) per share (“EPS”) is calculated by dividing net (loss) income available to common shareholders by the weighted average common shares outstanding for the period. Diluted EPS is computed after adjusting the basic EPS computation for the effect of dilutive common equivalent shares outstanding during the period. The effect of stock options, non-vested shares and Exchangeable Senior Notes, if dilutive, is computed using the treasury stock method. The Company applies the two-class method for determining EPS as its outstanding unvested shares with non-forfeitable dividend rights are considered participating securities. The Company’s excess of distributions over earnings related to participating securities are shown as a reduction in total earnings (loss) attributable to common shareholders in the Company’s computation of EPS.

The following table sets forth the computation of the Company’s basic and diluted earnings (loss) per share (amounts in thousands, except per share amounts):

	2010	2009	2008
Numerator for basic and diluted (loss) earnings per share calculations:
(Loss) income from continuing operations	$(8,637)	$5,539	$3,750
(Loss) income from discontinued operations	(3,038)	(1,483)	16,391

Net (loss) income	(11,675)	4,056	20,141
Less: Net loss (income) from continuing operations attributable to noncontrolling interests	174	(156)	(111)
Less: Net loss (income) from discontinued operations attributable to noncontrolling interests	58	32	(504)

Net (loss) income attributable to common shareholders	(11,443)	3,932	19,526
Less: Allocation to participating securities	(596)	(516)	(419)

Total (loss) earnings attributable to common shareholders	$(12,039)	$3,416	$19,107

Denominator for basic and diluted (loss) earnings per share calculations:
Weighted average shares outstanding — basic	36,984	27,956	24,838
Effect of dilutive shares:
Employee stock options and non-vested shares	—	89	20

Weighted average shares outstanding — diluted	36,984	28,045	24,858

Amounts attributable to common shareholders per share — basic and diluted:
(Loss) income from continuing operations	$(0.25)	$0.17	$0.13
(Loss) income from discontinued operations	(0.08)	(0.05)	0.64

Net (loss) income	$(0.33)	$0.12	$0.77

In accordance with accounting requirements regarding earnings per share, the Company did not include the following potential common shares in its calculation of diluted earnings per share as they would be anti-dilutive (amounts in thousands):

	2010	2009	2008
Stock option awards	836	767	706
Non-vested share awards	323	228	88
Conversion of Exchangeable Senior Notes(1)	1,098	1,735	2,780

	2,257	2,730	3,574

(1)	At December 31, 2010, 2009 and 2008, each $1,000 principal amount of the Exchangeable Senior Notes was convertible into 28.039 shares.
(p) Share-Based Compensation
The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. For options awards, the Company uses a Black-Scholes option-pricing model. Expected volatility is based on an assessment of the Company’s realized volatility over the preceding five years, which is equivalent to the awards expected life. The expected term represents the period of time the options are anticipated to remain outstanding as well as the Company’s historical experience for groupings of employees that have similar behavior and considered separately for valuation purposes. For non-vested share awards that vest over a predetermined time period, the Company uses the outstanding share price at the date of issuance to fair value the awards. For non-vested shares awards that vest based on performance conditions, the Company uses a Monte Carlo simulation (risk-neutral approach) to determine the value and derived service period of each tranche.

The expense associated with the share based awards will be recognized over the period during which an employee is required to provide services in exchange for the award — the requisite service period (usually the vesting period). The fair value for all share-based payment transactions are recognized as a component of income from continuing operations.
(q) Reclassifications
Certain prior year amounts have been reclassified to conform to the current year presentation. Impairments in the amount of $2.5 million for the year ended December 31, 2009 were reclassified from income from continuing operations to loss from discontinued operations. This amount is considered immaterial to the prior period to which it relates.
(r) Application of New Accounting Standards
In June 2009, new accounting requirements became effective, which amend previous guidance regarding the consolidation of VIEs in the determination of whether a reporting entity is required to consolidate another entity based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impacts the other entity’s economic performance. The new guidance require a company to qualitatively assess the determination of the primary beneficiary of a VIE based on whether the entity (1) has the power to direct matters that most significantly impact the activities of the VIE, and (2) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. Additionally, they require an ongoing reconsideration of the primary beneficiary and provide a framework for the events that trigger a reassessment of whether an entity is a VIE. These new requirements were effective for fiscal years beginning after November 15, 2009. The Company adopted the new requirements on January 1, 2010. The adoption of the new accounting requirements resulted in the deconsolidation of a joint venture that owned RiversPark I from the Company’s consolidated financial statements effective January 1, 2010. See footnote 5, Investment in Affiliates for further information. The adoption of this standard did not have a material impact on the Company’s operating results.
In January 2010, new accounting requirements became effective regarding fair-value measurements. Companies are required to make additional disclosures about recurring or nonrecurring fair value measurements and separately disclose any significant transfers into and out of measurements in the fair-value hierarchy. These new requirements also involve disclosing fair value measurements by “class” instead of “major category” and disclosing the valuation technique and the inputs used in determining the fair value for each class of assets and liabilities. Disclosure requirements regarding Level 1 and Level 2 fair-value measurements were effective for fiscal years beginning after December 15, 2009, and new disclosure requirements for Level 3 fair-value measurements were effective for fiscal years beginning after December 15, 2010. Early adoption was permitted. The Company adopted the Level 1 and Level 2 accounting requirements on January 1, 2010 and adopted Level 3 accounting requirements on January 1, 2011. See footnote 10, Fair Value Measurements for further information. The adoption of these accounting requirements did not have a material impact on the Company’s consolidated financial statements.
In February 2010, new accounting guidance was issued regarding subsequent events. This guidance removes the requirement for a Securities and Exchange Commission (“SEC”) filer to disclose the date through which subsequent events have been evaluated in both issued and revised financial statements. This amendment alleviates potential conflicts between GAAP and SEC requirements. The new guidance became effective immediately upon final issuance. The Company’s adoption of this standard did not have a material effect on its consolidated financial statements.
In July 2010, new accounting guidance regarding specific disclosures was issued that will be required for the allowance for credit losses and all finance receivables. Finance receivables include loans, lease receivables and other arrangements with a contractual right to receive money on demand or on fixed or determinable dates that is recognized as an asset on an entity’s statement of financial position. The amendment requires companies to provide disaggregated levels of disclosure by portfolio segment and class to enable users of the consolidated financial statements to understand the nature of credit risk, how the risk is analyzed in determining the related allowance for credit losses and changes to the allowance during the reporting period. The required disclosures under this amendment as of the end of a reporting period are effective for the Company’s December 31, 2010 reporting period and disclosures regarding activities during a reporting period are effective for the Company’s March 31, 2011 interim reporting period. The Company’s adoption of this standard did not have a material effect on the Company’s consolidated financial statements.
(3) Rental Property
Rental property represents property, net of accumulated depreciation, and developable land that are wholly or majority owned by the Company. All of the Company’s rental properties are located within the greater Washington, D.C. region. Rental property consists of the following at December 31 (amounts in thousands):

	2010	2009
Land	$315,229	$237,385
Buildings and improvements	930,077	795,901
Construction in process	41,685	9,832
Tenant improvements	92,002	75,940
Furniture, fixtures and equipment	9,894	9,898

	1,388,887	1,128,956
Less: accumulated depreciation	(170,990)	(141,481)

	$1,217,897	$987,475

Depreciation of rental property is computed on a straight-line basis over the estimated useful lives of the assets. The estimated lives of the Company’s assets range from 5 to 39 years or to the term of the underlying lease. The tax basis of the Company’s real estate assets was $1,422 million and $1,135 million at December 31, 2010 and 2009, respectively.
Development and Redevelopment Activity
The Company constructs office, business parks and/or industrial buildings on a build-to-suit basis or with the intent to lease upon completion of construction. At December 31, 2010, the Company had 0.1 million square feet under development, which consisted of 57 thousand square feet in its Northern Virginia reporting segment and 48 thousand square feet in its Southern Virginia reporting segment. At December 31, 2010, the Company had 0.3 million square feet under redevelopment, which consisted of 12 thousand square feet in its Maryland reporting segment, 279 thousand square feet in its Northern Virginia reporting segment and 39 thousand square feet in its Southern Virginia reporting segment. The Company anticipates the majority of the development and redevelopment efforts on these projects will be completed in 2011.
During 2010, the Company completed and placed in-service redevelopment efforts on 98 thousand square feet of space, which includes 30 thousand square feet in its Maryland reporting segment, 37 thousand square feet in its Northern Virginia reporting segment and 31 thousand square feet in its Southern Virginia reporting segment. No development efforts were placed in-service in 2010.
During 2009, the Company completed and placed in-service development and redevelopment efforts on 151 thousand square feet of space, which includes 16 thousand square feet in its Maryland reporting segment, 127 thousand square feet in its Northern Virginia reporting segment and 8 thousand square feet in its Southern Virginia reporting segment.
At December 31, 2010, the Company owned developable land that can accommodate approximately 1.7 million square feet of additional building space, which includes 0.1 million square feet in its Maryland reporting segment, 0.6 million square feet in its Northern Virginia reporting segment and 1.0 million square feet in its Southern Virginia reporting segment.

(4) Acquisitions
The Company acquired all or a controlling interest in the following properties, which are included in its consolidated financial statements from the date of acquisition, in 2010 and 2009 (dollars in thousands):

					Leased		Occupied		Aggregate
		Acquisition	Property		at		at		Purchase
	Location	Date	Type	Square Feet	12/31/10		12/31/10		Price
2010:
Three Flint Hill	Oakton, VA	4/28/2010	Office	173,762	0	%(1)	0	%(1)	$13,653
500 First Street, NW	Washington, DC	6/30/2010	Office	129,035	100%		100%		67,838
Battlefield Corporate Center	Chesapeake, VA	10/28/2010	Office park	96,720	100%		100%		8,310	(2)
Redland Corporate Center	Rockville, MD	11/10/2010	Office	347,462	44%		40%		86,358	(3)
Atlantic Corporate Park	Sterling, VA	11/19/2010	Office	220,610	4	%(4)	0	%(4)	22,550
1211 Connecticut Ave, NW	Washington, DC	12/9/2010	Office	125,119	100%		100%		49,500
440 First Street, NW	Washington, DC	12/28/2010	Office	105,000	0	%(5)	0	%(5)	15,311	(5)
7458 Candlewood Road	Hanover, MD	12/29/2010	Industrial	295,673	99%		92%		22,641	(6)

				1,493,381					$286,161

2009:
Cloverleaf Center	Germantown, MD	10/08/2009	Office park	173,655	100%		100%		$25,310	(7)
Ashburn Center	Ashburn, VA	12/31/2009	Business park	194,183	100%		76%		14,688

				367,838					$39,998

(1)	The property was vacant at acquisition. The Company began redevelopment efforts and plans to fully renovate the building.

(2)	The Company issued a new $4.3 million mortgage loan to partial fund the acquisition of the property.

(3)	The property was acquired through a consolidated joint venture in which the Company has a 97% economic interest.

(4)	The property was vacant at acquisition.

(5)
The property was vacant at acquisition. The Company intends to complete redevelopment of the property and may add an additional 13,000 square feet. On January 11, 2011, the Company purchased the fee interest in the property’s ground lease for $8.0 million of available cash. Also, on February 24, 2011, the Company acquired transferable development rights for 30 thousand square feet for approximately $0.3 million.

(6)	The Company assumed two mortgage loans totaling $14.7 million to partially fund the acquisition.

(7)	The Company issued a new $17.5 million mortgage to partially fund the acquisition.
The Company incurred $7.2 million and $1.1 million of acquisition-related due diligence and closing costs during 2010 and 2009, respectively.
As part of the consideration for Ashburn Center, the Company recorded contingent consideration arising from a fee agreement entered into with the seller in which the Company will be obligated to pay additional consideration if certain returns are achieved over the five year term of the agreement or if the property is sold within the term of the five year agreement. As of December 31, 2010, the Company had leased the entire property, but it had not achieved the specified returns identified in the agreement to be obligated to pay the seller. As a result, the Company recognized $0.7 million through its statement of operations to reflect the fair value of this obligation based on leasing activity. At December 31, 2010, the Company had accrued $1.4 million of contingent consideration, which it expects to pay the seller in 2011, upon achieving the specified returns. The fair value of the contingent consideration was determined based on several probability weighted discounted cash flow scenarios that projected stabilization being achieved at certain timeframes. The fair value was based on significant inputs, some of which are not observable in the market, thus representing a Level 3 measurement in accordance with the fair value hierarchy. The Company has classified the contingent consideration as a liability and any changes in its fair value in subsequent reporting periods will be charged to earnings. For more information on the assumptions used by the Company in determining fair value, see footnote 12, Fair Value Measurements for more information.

The fair values of the acquired assets and liabilities in 2010 and 2009 are as follows (amounts in thousands):

	2010	2009
Land	$87,786	$9,779
Acquired tenant improvements	9,858	3,285
Building and improvements	151,190	20,382
Construction in progress	15,311	—
In-place leases	15,736	5,578
Acquired leasing commissions	4,386	798
Customer relationships	651	—
Above-market leases acquired	712	420

Total assets acquired	285,630	40,242
Below-market leases acquired	(1,855)	(244)
Debt assumed	(14,699)	—
Acquisition related contingent consideration	—	(688)

Net assets acquired	$269,076	$39,310

The fair values for the 2010 acquired assets and liabilities are preliminary as the Company continues to assess its initial fair value determination of its acquired assets and liabilities. During the fourth quarter of 2010, the Company adjusted its initial land valuation of its 500 First Street property, which was acquired in June 2010, and is located in the Company’s Northern Virginia reporting segment, resulting in a $7.4 million increase in land with a corresponding reduction in building and improvements.
On December 29, 2010, the Company acquired 7458 Candlewood Road, which is located in the Company’s Maryland reporting segment, for $22.6 million. On January 6, 2011, the Company was notified that the largest tenant at the property filed for Chapter 11 bankruptcy protection. As a result, the Company recorded an impairment charge of $2.4 million associated with the non-recoverable value of the intangible assets associated with the tenant’s lease.
The weighted average amortization period of the Company’s consolidated intangible assets acquired is 6.7 years in 2010, compared with 6.2 years in 2009. The intangible assets acquired in 2010 are comprised of the following categories with their respective weighted average amortization periods: in-place leases 6.7 years; acquired leasing commissions 7.2 years; customer relationships 5.6 years; above market leases 5.8 years; and below market leases 8.3 years.
Pro Forma Financial Information
The unaudited pro forma financial information set forth below presents results as of December 31 as if all of the Company’s 2010 and 2009 acquisitions, and related financings, had occurred on January 1, 2009. The pro forma information is not necessarily indicative of the results that actually would have occurred nor does it intend to indicate future operating results (amounts in thousands, except per share amounts):

	2010	2009
Pro forma total revenues	$152,773	$155,107
Pro forma net loss	$(3,883)	$(7,295)
Pro forma net loss per share — basic and diluted	$(0.08)	$(0.15)

(5) Investment in Affiliates
The Company owns properties through joint ventures in which it does not own a controlling interest. As a result, the assets, liabilities and operating results of these non-controlled properties are not consolidated within the Company’s consolidated financial statements. The Company’s investment in these properties is recorded as “Investment in affiliates” in its consolidated balance sheets. The Company’s investments in affiliates consisted of the following at December 31 (dollars in thousands):

	2010
	Ownership	Company
	Interest	Investment	Debt	Recourse Debt
1750 H Street, NW	50%	$16,830	$31,287	$—
Aviation Business Park	50%	4,190	—	—
RiversPark I and II	25%	2,701	28,000	7,000

		$23,721	$59,287	$7,000

	2009
	Ownership	Company
	Interest	Investment	Debt	Recourse Debt
RiversPark II	25%	$1,819	$18,144	$4,536

On October 28, 2010, the Company acquired 1750 H Street, NW, in Washington, D.C. for $65.0 million in an unconsolidated joint venture with AEW Capital Management, L.P., which it has a 50% interest. The property is a ten-story, 111,000 square foot Class A office building in Washington, D.C., located approximately three blocks from the White House. The property is 100% leased to six tenants, including 47,000 square feet that was leased back to the seller at closing. The acquisition was funded, in part, through the assumption of a $31.4 million mortgage loan. The balance of the purchase price was funded 50% by the Company using a draw on its unsecured revolving credit facility and available cash and 50% by AEW Capital Management, L.P.
During the third quarter of 2010, the Company used available cash to acquire a $10.6 million first mortgage loan collateralized by Aviation Business Park for $8.0 million. Aviation Business Park is a three-building, single-story, office park totaling 121,000 square feet in Glen Burnie, Maryland. On December 29, 2010, the Company entered into an unconsolidated joint venture with AEW Capital Management, L.P., which it has a 50% interest, and took title to the property through a deed-in-lieu of foreclosure in return for additional consideration to the owner if certain future leasing hurdles are met. The joint venture recognized the acquisition date fair value of $126 thousand in contingent consideration related to the expected payments due to meeting certain leasing hurdles under the terms of a fee agreement with the former owner. As of December 31, 2010, the Company remains liable, in the event of default by the joint venture, for contingent consideration of $63 thousand, or 50% of the total, which reflects its ownership percentage.
On December 12, 2008, the Company entered into separate joint venture arrangements to own a 25% interest in both RiversPark I and II, with a third party owning the remaining 75% interests. As a condition of the joint venture arrangements, the Company provided guarantees to the joint venture for four separate lease agreements entered into by the former owner for certain vacancy at RiversPark I and rental payments in the event a specified tenant did not renew its lease at RiversPark II.
On March 17, 2009, the Company deconsolidated RiversPark II, as the specified tenant renewed its lease, which effectively terminated the Company’s lease guarantee related to RiversPark II. As of January 1, 2010, three of the four lease agreement guarantees had been terminated at RiversPark I as a result of entering into third-party leases. In accordance with the adoption of new accounting standards, the Company determined that deconsolidating the joint venture that owns RiversPark I, on January 1, 2010, was appropriate based on its lack of control over major decisions through its ownership interest in the joint venture and, with the exception of the minimal remaining lease guarantee, it does not have any exposure to risks in excess of its stated ownership percentage. There was no significant gain or loss recognized upon the deconsolidation of RiversPark I or RiversPark II.

The net assets of the Company’s unconsolidated joint ventures consisted of the following at December 31 (amounts in thousands):

	2010	2009
Assets:
Rental property, net	$104,559	$25,037
Cash and cash equivalents	1,706	357
Other assets	11,442	1,879

Total assets	117,707	27,273

Liabilities:
Mortgage loans	59,914	18,144
Other liabilities	4,316	1,443

Total liabilities	64,230	19,587

Net assets	$53,477	$7,686

The following table summarizes the results of operations of the Company’s unconsolidated joint ventures. The Company’s share of earnings or losses related to its unconsolidated joint ventures is recorded in its consolidated statements of operations as “Equity in Losses of Affiliates” (amounts in thousands):

		The period from
		March 17, 2009
	Year Ended	through
	December 31, 2010	December 31, 2009
Total revenues	$5,923	$2,121
Total operating expenses	(1,547)	(458)

Net operating income	4,376	1,663
Depreciation and amortization	(2,695)	(1,087)
Interest expense, net	(2,160)	(955)
Income tax expense	(24)	—

Net loss	$(503)	$(379)

(6) Note Receivable
On December 21, 2010, the Company provided a $25.0 million subordinated loan to the owners of 950 F Street, NW, a ten-story, 287,000 square-foot, Class-A office/retail building located in Washington, D.C. The building is currently 94% leased to nine tenants and subject to a $149.7 million mortgage loan. The Company’s loan is secured by a portion of the owners’ interest in the property. The loan has a fixed interest rate of 12.5%, matures on April 1, 2017 and is repayable in full on or after December 21, 2013. The transaction was funded by a draw on the Company’s unsecured revolving credit facility. The loan is recorded, net of $0.3 million of issuance costs, as “Note receivable, net” in the Company’s consolidated balance sheets. The Company recorded interest income of $0.1 million during 2010, and payments under the loan were current at December 31, 2010. The Company records the interest received from the note receivable in “Interest and other income” and the amortization of the issuance costs in “Interest expense.” In determining the collectability of the note receivable, the Company takes into consideration the financial stability of the owners, the operations of 950 F Street and other economic conditions that could impact collectability.

(7) Intangible Assets
Intangible assets and deferred market rent liabilities consisted of the following at December 31 (amounts in thousands):

	2010			2009
	Gross	Accumulated	Net	Gross	Accumulated	Net
	Intangibles	Amortization	Intangibles	Intangibles	Amortization	Intangibles
In-place leases	$53,974	$(29,548)	$24,426	$42,097	$(27,706)	$14,391

Customer relationships	884	(248)	636	235	(184)	51
Leasing commissions	7,906	(2,039)	5,867	3,887	(1,562)	2,325
Deferred market rent asset	2,525	(1,003)	1,522	3,059	(1,823)	1,236
Goodwill	2,100	—	2,100	2,100	—	2,100

	$67,389	$(32,838)	$34,551	$51,378	$(31,275)	$20,103

Deferred market rent liability	$11,822	$(5,790)	$6,032	$13,973	$(7,965)	$6,008

The Company recognized $5.5 million, $5.2 million and $7.5 million of amortization expense on intangible assets for the years ended December 31, 2010, 2009 and 2008, respectively. The Company also recognized $1.4 million, $1.6 million and $1.7 million of rental revenue through the net amortization of deferred market rent assets and deferred market rent liabilities for the years ended December 31, 2010, 2009 and 2008, respectively. Losses due to termination of tenant leases and defaults, which resulted in the write-offs of intangible assets, were $0.2 million, $0.2 million and $1.4 million during 2010, 2009 and 2008, respectively.
Projected amortization of intangible assets, including deferred market rent assets and liabilities, as of December 31, 2010, for each of the five succeeding fiscal years is as follows (amounts in thousands):

2011	$6,075
2012	4,893
2013	4,008
2014	3,323
2015	2,746
Thereafter	5,374

$26,419

(8) Income Taxes
The Company has elected to be taxed as a REIT. To maintain its status as a REIT, the Company is required to distribute at least 90% of its ordinary taxable income annually to its shareholders and meet other organizational and operational requirements. As a REIT, the Company will not be subject to federal income tax and any non-deductible excise tax if it distributes at least 100% of its REIT taxable income to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate tax rates.

The Company has certain subsidiaries, including a TRS and an entity that has elected be taxed as a REIT (which indirectly owns 500 First Street, NW) that may be subject to federal, state or local taxes, as applicable. The REIT will not be subject to federal income tax so long as it meets the REIT qualification requirements and distributes 100% of its REIT taxable income to its shareholders. The Company’s TRS was inactive in 2010, 2009 and 2008. During 2010, certain of the Company’s subsidiaries acquired properties located in Washington D.C., which are subject to local franchise taxes. During 2010, the Company recorded a provision for income tax of $31 thousand related to franchise taxes levied by the city of Washington D.C. at an effective rate of 9.975%. Since the Company did not own any properties in Washington D.C. prior to 2010, it was not subject to any franchise taxes in 2009 or 2008.
The Company recognizes deferred tax assets only to the extent that it is more likely than not that deferred tax assets will be realized based on consideration of available evidence, including future reversals of existing taxable temporary differences, future projected taxable income and tax planning strategies. The Company’s deferred tax assets and liabilities are primarily associated with differences in its GAAP and tax basis of its real estate assets arising from acquisition costs, intangible assets and deferred market rent assets and liabilities that are associated with properties located in Washington D.C. and recorded in its consolidated balance sheets. The Company recorded its deferred tax assets within “Prepaid expenses and other assets” and recorded its deferred tax liabilities within “Accounts payable and other liabilities” in the Company’s consolidated balance sheets, both of which were inconsequential as of December 31, 2010.
The Company has not recorded a valuation allowance against its deferred tax assets as it expects that future operations will generate sufficient taxable income to realize the deferred tax assets. The Company has not recognized any deferred tax assets or liabilities as a result of uncertain tax positions and has no net operating loss, capital loss or alternative minimum tax carryovers. There was no (benefit) provision for income taxes associated with the Company’s discontinued operations for any period presented.
As the Company believes it both qualifies as a REIT and will not be subject to federal income tax, a reconciliation between the income tax provision calculated at the statutory federal income tax rate and the actual income tax provision has not been provided.
(9) Discontinued Operations
Net (loss) income from discontinued operations represents the operating results and all costs associated with Old Courthouse Square, Deer Park and 7561 Lindbergh Drive, all of which were formerly in the Company’s Maryland reporting segment and Alexandria Corporate Park, formerly in the Company’s Northern Virginia reporting segment.
In February 2011, the Company sold its Old Courthouse Square property in Martinsburg, West Virginia for net proceeds of $10.8 million. The property was acquired as part of a portfolio acquisition in 2004, and was the Company’s only retail asset. During the third quarter of 2010, the Company recorded a $3.4 million impairment charge based on the difference between the contractual sales price less anticipated selling costs and the carrying value of the property.
In June 2010, the Company sold 7561 Lindbergh Drive, for net proceeds of $3.9 million. The Company reported a gain on the sale of $0.6 million.
In April 2010, the Company sold Deer Park for net proceeds of $7.5 million. The property was acquired as part of a portfolio acquisition in 2004 and was located in a non-core submarket of Baltimore, Maryland. During the first quarter of 2010, the Company recorded a $0.6 million impairment charge based on the contractual sale price and did not recognize a gain on the sale.
In June 2008, the Company sold Alexandria Corporate Park for net proceeds of $50.6 million. The property was among several properties that served as collateral on a $100 million fixed-rate mortgage loan issued by Jackson National Life Insurance Company. In June 2008, the Company removed Alexandria Corporate Park from the loan’s collateral base and replaced it with two properties, Northridge I & II and 15395 John Marshall Highway. The Company incurred approximately $0.2 million of deferred financing costs associated with the transaction. Since the debt remained encumbered to properties that are wholly-owned by the Company, interest expense was not reclassified to discontinued operations.

The Company has had, and will have, no continuing involvement with Old Courthouse Square, 7561 Lindbergh Drive, Deer Park or Alexandria Corporate Park subsequent to their disposal. The Company did not dispose of or enter into any binding agreements to sell any other properties during 2010, 2009 and 2008.
The following table summarizes the components of net (loss) income from discontinued operations for the years ended December 31 (amounts in thousands):

	2010	2009	2008
Revenues	$1,743	$3,229	$5,868
Property operating expenses	(734)	(1,487)	(1,780)
Depreciation and amortization	(597)	(698)	(1,427)
Interest expense, net of interest income	6	14	(544)
Impairment of real estate assets	(4,013)	(2,541)	—

(Loss) income from operations of disposed properties	(3,595)	(1,483)	2,117
Gain on sale of real estate properties	557	—	14,274

Net (loss) income from discontinued operations	$(3,038)	$(1,483)	$16,391

(10) Debt
The Company’s borrowings consisted of the following at December 31 (amounts in thousands):

	2010	2009
Mortgage loans, effective interest rates ranging from 4.26% to 7.28%, maturing at various dates through June 2021	$319,096	$301,463
Exchangeable senior notes, net of discounts, effective interest rate of 5.84%, maturing December 2011(1)	29,936	48,718
Series A senior notes, effective interest rate of 6.41%, maturing June 2013	37,500	37,500
Series B senior notes, effective interest rate of 6.55%, maturing June 2016	37,500	37,500
Secured term loan, effective interest rate of LIBOR plus 2.50%, maturing January 2014(2)	40,000	40,000
Secured term loan, effective interest rate of LIBOR plus 2.50%, maturing August 2011	20,000	20,000
Secured term loan, effective interest rate of LIBOR plus 3.50%, maturing May 2011(3)	50,000	—
Unsecured revolving credit facility, effective interest rate of LIBOR plus 3.00%, maturing January 2014(4)	191,000	159,900

	$725,032	$645,081

(1)	The principal balance of the Exchangeable Senior Notes was $30.4 million and $50.5 million at December 31, 2010 and 2009, respectively.

(2)
The loan is divided into four $10 million loans, with their maturities staggered in one-year intervals beginning January 15, 2011 and ending on January 15, 2014. The Company repaid $10 million of the outstanding loan balance in January 2011. Interest on the loan is LIBOR plus 250 basis points, which increases by 100 basis points each year beginning on January 1, 2011, to a maximum of 550 basis points.

(3)	In February 2011, the Company extended the maturity date of the loan to May 2011.

(4)	The unsecured revolving credit facility matures in January 2013 with a one-year extension at the Company’s option, which it intends to exercise.

(a) Mortgage Loans
The following table provides a summary of the Company’s mortgage debt at December 31, 2010 and 2009 (dollars in thousands):

		Effective
	Contractual	Interest		Maturity	December 31,	December 31,
Encumbered Property	Interest Rate	Rate		Date	2010	2009
4212 Tech Court(1)	8.53%	8.53%		—	$—	$1,665
Park Central II(2)	8.32%	5.66%		—	—	5,591
Enterprise Center (3)	8.03%	5.20%		—	—	17,393
Indian Creek Court (4)	7.80%	5.90%		January 2011	11,982	12,413
403/405 Glenn Drive	7.60%	5.50%		July 2011	7,960	8,252
4612 Navistar Drive (5)	7.48%	5.20%		July 2011	12,189	12,672
RiversPark I (6)	LIBOR+2.50%	5.97%		September 2011	—	9,856
Campus at Metro Park (5)	7.11%	5.25%		February 2012	22,556	23,376
1434 Crossways Blvd Building II	7.05%	5.38%		August 2012	9,484	9,852
Crossways Commerce Center	6.70%	6.70%		October 2012	24,179	24,607
Newington Business Park Center	6.70%	6.70%		October 2012	15,252	15,522
Prosperity Business Center	6.25%	5.75%		January 2013	3,502	3,627
Aquia Commerce Center I	7.28%	7.28%		February 2013	353	486
1434 Crossways Blvd Building I	6.25%	5.38%		March 2013	8,225	8,493
Linden Business Center	6.01%	5.58%		October 2013	7,080	7,224
Owings Mills Business Center	5.85%	5.75%		March 2014	5,448	5,552
Annapolis Commerce Park East	5.74%	6.25%		June 2014	8,491	8,613
Cloverleaf Center	6.75%	6.75%		October 2014	17,204	17,490
Plaza 500, Van Buren Business Park, Rumsey Center, Snowden Center, Greenbrier Technology Center II, Norfolk Business Center, Northridge I & II and 15395 John Marshall Highway	5.19%	5.19%		August 2015	99,151	99,625
Hanover Business Center:
Building D	8.88%	6.63%		August 2015	642	756
Building C	7.88%	6.63%		December 2017	1,041	1,154
Chesterfield Business Center:
Buildings C,D,G and H	8.50%	6.63%		August 2015	1,681	1,972
Buildings A,B,E and F	7.45%	6.63%		June 2021	2,398	2,540
7458 Candlewood Road — Note 1	6.57%	6.30%		January 2016	9,938	—
7458 Candlewood Road — Note 2	4.67%	6.04%		January 2016	4,761	—
Gateway Centre, Building I	7.35%	5.88%		November 2016	1,189	1,340
500 First Street, NW	5.72%	5.79%		July 2020	38,793	—
Battlefield Corporate Center	4.26%	4.40%		November 2020	4,289	—
Airpark Business Center	7.45%	6.63%		June 2021	1,308	1,392

Total Mortgage Debt		5.71	%(7)		$319,096	$301,463

(1)	The loan was repaid in June 2010.

(2)	The loan was repaid in November 2010.

(3)	The loan was repaid in December 2010.

(4)	The loan was repaid in January 2011.

(5)
The maturity date presented for these loans represents the anticipated repayment date of the loans, after which date the interest rates on the loans will increase to a predetermined amount identified in the debt agreement. The effective interest rate was calculated based on the anticipated period the debt is expected to be outstanding.

(6)
On January 1, 2010, the Company deconsolidated RiversPark I and, therefore, the assets and liabilities, which include $9.9 million of mortgage debt, and the operating results of RiversPark I, are no longer included in the Company’s consolidated financial statements. For more information see footnote 5, Investment in Affiliates.

(7)	Weighted average interest rate on total mortgage debt.

On December 29, 2010, the Company acquired 7458 Candlewood Road, which is located in the Company’s Maryland reporting segment, for $22.6 million. The acquisition was funded through the assumption of two mortgage loans totaling $14.7 million and a draw on the Company’s unsecured revolving credit facility. The mortgage loans consist of two notes; the first note of $9.9 million has a fixed contractual interest rate of 6.57% and the second note of $4.8 million has a fixed contractual interest rate of 4.67%. Both notes mature in January 2016.
On October 28, 2010, the Company acquired Battlefield Corporate Center in Chesapeake, Virginia for $8.0 million. The acquisition was funded with a new $4.3 million mortgage loan, the issuance of 230,876 Operating Partnership units and available cash. The mortgage loan has a fixed contractual interest rate of 4.26% and matures in November 2020.
On June 30, 2010, the Company acquired 500 First Street, NW in Washington, D.C., for $67.8 million. The acquisition was funded with a new $39.0 million mortgage loan, a $26.3 million draw on the Company’s unsecured revolving credit facility and available cash. The mortgage loan has a fixed contractual interest rate of 5.72% and matures in July 2020.
On October 8, 2009, the Company acquired Cloverleaf Center, which was funded with a $17.5 million mortgage loan and available cash that was funded with proceeds from shares issued through the Company’s controlled equity offering agreement. The mortgage loan has a fixed interest rate of 6.75% and matures in October 2014, with two one-year extension options. The Company has the right to exercise the extension options, which provide for a fixed interest rate to be calculated at the beginning of each extension period and not to be lower than 6.50%.
The Company has repaid the following mortgages since January 1, 2009 (dollars in thousands):

			Effective
Month	Year	Property	Interest Rate	Amount
January	2011	Indian Creek Court	5.90%	$11,982
December	2010	Enterprise Center	5.20%	16,712
November	2010	Park Central II	5.66%	5,305
June	2010	4212 Tech Court	8.53%	1,654
November	2009	Park Central I	5.66%	4,540
October	2009	4200 Tech Court	8.07%	1,706
May	2009	Glen Dale Business Center	5.13%	8,033

				$49,932

On September 26, 2008, the Company entered into a $28.0 million mortgage loan with U.S. Bank N.A. to fund part of its RiversPark I and II acquisition. Borrowings on the loan bear interest at a rate of LIBOR plus 250 basis points. On September 29, 2008, the Company entered into an interest rate swap agreement that fixed the underlying interest rate on the loan at 5.97% for its initial three-year term. On December 12, 2008, the Company contributed RiversPark I and II and its related mortgage debt to separate consolidated joint ventures, which are both owned 25% by the Company and 75% by an outside affiliate. On March 17, 2009 and January 1, 2010, the Company deconsolidated RiversPark II and RiversPark I, respectively, therefore, the assets, liabilities and operating results of RiversPark II were no longer considered on the Company’s consolidated financial statements at the date of deconsolidation.
The Company’s mortgage debt is recourse solely to specific assets. The Company had 30 and 31 consolidated properties that secured mortgage debt at December 31, 2010 and 2009, respectively.

Non-Financial Covenants in Mortgage Loan Documents
Certain of the Company’s subsidiaries are borrowers on mortgage loans, the terms of which prohibit certain direct or indirect transfers of ownership interests in the borrower subsidiary (a “Prohibited Transfer”). Under the terms of the mortgage loan documents, a lender could assert that a Prohibited Transfer includes the trading of the Company’s common shares on the NYSE, the issuance of common shares by the Company, or the issuance of units of limited partnership interest in the Company’s operating partnership. As of December 31, 2010, the Company believes that there were eleven mortgage loans with such Prohibited Transfer provisions, representing an aggregate principal amount outstanding of approximately $112 million. Two of these mortgage loans were entered into prior to the Company’s initial public offering (“IPO”) in 2003 and nine were assumed subsequent to its IPO. In January 2011, the Company repaid, with available cash, a $12.0 million mortgage with a Prohibited Transfer provision that was assumed subsequent to its IPO. In addition, in January 2011, the Company agreed to a modification of a $22.1 million mortgage loan to expressly permit such trading and issuances. In each instance, the Company received the consent of the mortgage lender to consummate its IPO (for the two pre-IPO loans) or to acquire the property or the ownership interests of the borrower (for the post-IPO loans), including the assumption by its subsidiary of the mortgage loan. Generally, the underlying mortgage documents, previously applicable to a privately held owner, were not changed at the time of the IPO or the later loan assumptions, although the Company believes that each of the lenders or servicers was aware that the borrower’s ultimate parent was or would become a publicly traded company. Subsequent to the IPO and the assumption of these additional mortgage loans, the Company has issued new common shares and shares of the Company have been transferred on the New York Stock Exchange. Similarly, the Company’s operating partnership has issued units of limited partnership interest. To date, no lender or servicer has asserted that a Prohibited Transfer has occurred as a result of any such transfer of shares or units of limited partnership interest. If a lender were to be successful in any such action, the Company could be required to immediately repay or refinance the amounts outstanding, or the lender may be able to foreclose on the property securing the loan or take other adverse actions. In addition, in certain cases a Prohibited Transfer could result in the loan becoming fully recourse to the Company or its Operating Partnership. In addition, if a violation of a Prohibited Transfer provision were to occur that would permit the Company’s mortgage lenders to accelerate the indebtedness owed to them, it could result in an event of default under the Company’s Senior Unsecured Series A and Series B Notes, its unsecured revolving credit facility, its two Secured Term Loans and its Exchangeable Senior Notes.
(b) Exchangeable Senior Notes
On December 11, 2006, the Company issued $125.0 million of 4.0% Exchangeable Senior Notes for net proceeds of approximately $122.2 million. The Exchangeable Senior Notes mature on December 15, 2011 and are equal in right of payment with all of the Company’s other senior unsubordinated indebtedness. Interest is payable on June 15 and December 15 of each year beginning on June 15, 2007. Holders may, under certain conditions, exchange their notes for cash or a combination of cash and the Company’s common shares, at the Company’s option, at any time after October 15, 2011. The Exchangeable Senior Notes are exchangeable into the Company’s common shares, which are adjusted for, among other things, the payment of dividends to the Company’s common shareholders subject to a maximum exchange rate. At December 31, 2010, each $1,000 principal amount of the Exchangeable Senior Notes was convertible into 28.039 shares for a total of approximately 0.9 million shares, which is equivalent to an exchange rate of $35.66 per Company common share. Holders may exchange their notes prior to maturity under certain conditions, including during any calendar quarter beginning after December 31, 2006 (and only during such calendar quarter), if and only if, the closing sale price of the Company’s common shares for at least 20 trading days in the period of 30 trading days ending on the last trading day of the preceding quarter is greater than 130% of the exchange price on the applicable trading day. The Exchangeable Senior Notes have been registered under the Securities Act. The notes are senior unsecured obligations of the Operating Partnership and guaranteed by the Company. As of December 31, 2010, the Company was in compliance with all of the financial covenants of its Exchangeable Senior Notes.

The Company used $7.6 million of the proceeds to purchase a capped call option. The capped call option is designed to reduce the potential dilution of common shares upon the exchange of the notes and protects the Company against any dilutive effects of the conversion feature if the market price of the Company’s common shares is between $36.12 and $42.14 per share. This option allows the Company to receive shares of the Company’s common stock from a counterparty equal to the amount of common stock and/or cash related to the excess conversion value that the Company would pay the holders of the Exchangeable Senior Notes upon conversion. The option will terminate upon the earlier of the maturity date of the notes or the first day in which the notes are no longer outstanding due to repurchase, conversion or otherwise. The option was recorded as a reduction of equity. To the extent the then fair value per Company common share exceeds the cap price during the observation period relating to an exchange of notes, the reduction in potential dilution will be limited to the difference between the strike price and the cap price.
During 2010, the Company issued 880,648 common shares in exchange for retiring $13.03 million of its Exchangeable Senior Notes and used $6.9 million of available cash to retire $7.02 million of its Exchangeable Senior Notes. The retirement of Exchangeable Senior Notes in 2010 resulted in a gain of $0.2 million, net of the accelerated amortization of deferred financing costs and discounts.
During 2009, the Company retired $34.5 million of its Exchangeable Senior Notes at a discount, which resulted in a gain of $6.3 million, net of deferred financing costs and discounts. As of December 31, 2010, the Company used $66.3 million in cash and $12.4 million of the Company’s common shares to repurchase $94.6 million of its Exchangeable Senior Notes. The capped call option associated with all the repurchased notes was effectively terminated on the note’s repurchase date.
The balances of the Company’s Exchangeable Senior Notes were as follows at December 31 (in thousands):

	2010	2009
Principal amount	$30,450	$50,500
Unamortized discount	(514)	(1,782)

	$29,936	$48,718

Equity component	$8,696	$8,696

The allocation of the equity component resulted in an effective interest rate of 5.84% on the notes. Total interest expense related to the Company’s Exchangeable Senior Notes is as follows for the years ended December 31 (in thousands):

	2010	2009	2008
Contractual cash interest	$1,609	$2,484	$4,018
Amortization of the discount on the liability component	540	866	1,385
Amortization of the issuance discount	175	280	448
(c) Senior Notes
On June 22, 2006, the Operating Partnership completed a private placement of unsecured Senior Notes totaling $75.0 million. The transaction was comprised of $37.5 million in 7-year Series A Senior Notes, maturing on June 15, 2013 and bearing a fixed interest rate of 6.41%, and $37.5 million in 10-year Series B Senior Notes, maturing on June 15, 2016 and bearing a fixed interest rate of 6.55%. Interest is payable for the Series A and Series B Senior Notes on June 15 and December 15 of each year beginning December 15, 2006. The Senior Notes are equal in right of payment with all the Operating Partnership’s other senior unsubordinated indebtedness. As of December 31, 2010, the weighted average interest rate on the Senior Notes was 6.48%.

On November 8, 2010, the Company, the Operating Partnership, certain of the Company’s subsidiaries and certain holders of the Company’s Series A and Series B Senior Notes sufficient to effect the Amendment (as herein defined) (the “Noteholders”) entered into a First Amendment, Consent and Waiver dated as of November 5, 2010 to the Note Purchase Agreement dated as of June 22, 2006 (the “Amendment”). Pursuant to the Amendment, the Company added certain subsidiaries as guarantors of the Company’s Series A and Series B Senior Notes and agreed that, to the extent the Company or any of its subsidiaries (other than certain excluded subsidiaries) provides a lien for the benefit of the lenders or administrative agent under the Company’s unsecured revolving credit facility, the Company or its subsidiaries, as applicable, will grant the holders of the Company’s Series A and Series B Senior Notes a similar first priority lien over the same assets, property and undertaking as those encumbered in respect of the unsecured revolving credit facility. In addition, the Company agreed to add a covenant to the terms of the Company’s Series A and Series B Senior Notes that as of the end of any fiscal quarter, (a) for the fourth quarter of 2010 through the third quarter of 2011, its Consolidated Debt Yield (as defined in the revolving credit agreement) will not be less than 10.5%, and (b) for each quarter thereafter, its Consolidated Debt Yield will not be less than 11.0%. The Company also agreed to add a covenant to the terms of the Company’s Senior Unsecured Series A and Series B Notes that, as of the end of any fiscal quarter after giving effect to the Amendment, its ratio of (i) Adjusted Net Operating Income (as defined in the unsecured revolving credit facility) for the applicable quarter, annualized, divided by (ii) its Unsecured Interest Expense (as defined in the revolving credit facility) for the applicable quarter, annualized, shall not be less than 1.75 to 1.0. The covenants mirror already existing covenants contained in the Company’s unsecured revolving credit agreement. In exchange for these modifications, the Noteholders agreed to waive the Company’s previous failure to provide certain subsidiary guarantees. The Company agreed to pay a waiver and consent fee to the holders of the Company’s Series A and Series B Senior Notes in an aggregate amount equal to $37,500. As of December 31, 2010, the Company was in compliance with all the financial covenants of its Senior Notes.
(d) Secured Term Loans
On November 10, 2010, the Company entered into a $50.0 million senior secured term loan with Key Bank, N.A., which originally matured in February 2011. During 2011, the Company’s exercised a three month extension, which extended the loan’s maturity date until May 2011. The loan has an interest rate of LIBOR plus 350 basis points. The proceeds from the loan were used to partially finance the acquisition of Redland Corporate Center.
On December 29, 2009, the Company refinanced a $50.0 million secured term loan, issued in August 2007, which resulted in the repayment of $10.0 million of the principal balance and the restructuring of the remaining balance. The remaining balance was divided into four $10 million loans, with their maturities staggered in one-year intervals beginning January 15, 2011 and ending on January 15, 2014. On January 14, 2011, the Company repaid the first $10.0 million loan with available cash. At December 31, 2010, the loan bears interest at LIBOR plus 250 basis points, which increased by 100 basis points on January 1, 2011 and will increase by 100 basis points every year, to a maximum of 550 basis points. Interest on the loan is payable on a monthly basis.
On December 29, 2009, the Company repaid $30.0 million of the $50.0 outstanding balance of a secured term loan, which was issued in August 2008, with borrowings on its unsecured revolving credit facility. The repayment did not impact the terms of the secured term loan. During 2010, the Company exercised a one-year extension option on the remaining $20 million secured term loan. The loan will mature in August 2011.
The Company’s secured term loans contain several restrictive covenants, which in the event of non-compliance may cause the outstanding balance of the loan to become immediately payable. As of December 31, 2010, the Company was in compliance with all the financial covenants of its secured term loans.
(e) Unsecured Revolving Credit Facility
On December 29, 2009, the Company replaced its $125.0 million unsecured revolving credit facility with a new $175.0 million facility. In the second quarter of 2010, the Company expanded the unsecured revolving credit facility to $225.0 million with the addition of two new lenders and eliminated the 1% LIBOR floor associated with the facility’s applicable interest rate. The unsecured revolving credit facility matures in January 2013 with a one-year extension at the Company’s option, which it intends to exercise. The variable interest rate on the unsecured revolving credit facility is LIBOR plus a spread of 275 to 375 basis points, depending on the Company’s overall leverage. At December 31, 2010, the applicable spread was 300 basis points and LIBOR was 0.26%. The unsecured revolving credit facility requires a minimum EBITDA to total debt requirement of 10.0%, which increased to 10.5% on December 31, 2010 and will increase to 11.0% on December 31, 2011.

The weighted average borrowings outstanding on the unsecured revolving credit facility were $123.4 million with a weighted average interest rate of 3.5% during 2010, compared with $95.2 million and 1.6%, respectively, during 2009. The Company’s maximum outstanding borrowings were $202.0 million and $159.9 million during 2010 and 2009, respectively. At December 31, 2010, outstanding borrowings under the unsecured revolving credit facility were $191.0 million with a weighted average interest rate of 3.3%. The Company is required to pay an annual commitment fee of 0.25% based on the amount of unused capacity under the unsecured revolving credit facility. As of December 31, 2010, the available capacity on the unsecured revolving credit facility was $33.9 million. As of December 31, 2010, the Company was in compliance with all the financial covenants of the unsecured revolving credit facility. In January 2011, the Company repaid $105.0 million of the outstanding balance of its unsecured revolving credit facility with proceeds from the issuance of its Series A Cumulative Redeemable Perpetual Preferred Shares (the “Series A Preferred Shares”).
(f) Interest Rate Swap Agreements
In July 2010, the Company entered into an interest rate swap agreement that, beginning on January 18, 2011, fixed LIBOR at 1.474% on $50.0 million of the Company’s variable rate debt. The interest rate swap will mature on January 15, 2014.
During September 2008, the Company entered into a swap agreement that fixed the $28.0 million variable rate mortgage encumbering RiversPark I and II at 5.97%. The mortgage has a contractual interest rate of LIBOR plus 2.50%. On March 17, 2009 and January 1, 2010, the Company deconsolidated the joint ventures that own RiversPark II and RiversPark I, respectively. As a result, the $28.0 million mortgage loan and related interest rate swap for RiversPark I and II are no longer consolidated in the Company’s consolidated financial statements.
During January 2008 and August 2008, the Company entered into a two swap agreements that fixed LIBOR at 2.71% on $50.0 million of its outstanding variable rate debt and at 3.33% on $35.0 million of its outstanding variable rate debt, respectively. Both swap agreements matured in August 2010.
Aggregate Debt Maturities
The Company’s aggregate debt maturities as of December 31, 2010 are as follows (amounts in thousands):

2011(1)	$149,348
2012	87,552
2013	66,198
2014(2)	234,324
2015	108,451
Thereafter	79,673

725,546
Discount on Exchangeable Senior Notes	(514)

$725,032

(1)	In January 2011, the Company repaid the $12.0 million mortgage loan encumbering Indian Creek Court and repaid a $10.0 million principal payment on one of the secured term loans.

(2)
The Company’s unsecured revolving credit facility matures in January 2013 and provides for a one-year extension of the maturity date at the Company’s option, which it intends to exercise. The table above assumes the Company exercises the one-year extension.

(11) Derivative Instruments and Comprehensive (Loss) Income
The Company is exposed to certain risks arising from business operations and economic factors. The Company uses derivative financial instruments to manage exposures that arise from business activities in which its future exposure to interest rate fluctuations is unknown. The objective in the use of an interest rate derivative is to add stability to interest expenses and manage exposure to interest rate changes. No hedging activity can completely insulate the Company from the risks associated with changes in interest rates. Moreover, interest rate hedging could fail to protect the Company or adversely affect it because, among other things:
•	available interest rate hedging may not correspond directly with the interest rate risk for which the Company seeks protection;

•	the duration of the hedge may not match the duration of the related liability;

•	the party owing money in the hedging transaction may default on its obligation to pay; and

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs the Company’s ability to sell or assign its side of the hedging transaction.
The Company enters into interest rate swap agreements to hedge its exposure on its variable rate debt against fluctuations in prevailing interest rates. The interest rate swap agreements fix LIBOR to a specified interest rate, however, the swap agreements do not affect the contractual spreads associated with each variable debt instrument’s applicable interest rate. During the third quarter of 2010, the Company entered into a forward swap agreement that began on January 18, 2011. The Company had two interest rate swap agreements, which were entered into during 2008 and matured in August 2010. The table below summarizes the Company’s interest rate swap agreements as of December 31, 2010 (dollars in thousands):

					Interest Rate
					Contractual	Fixed Effective
	Transaction Date	Maturity Date	Amount		Component	Interest Rate
Consolidated:	July 2010	January 2014	$50,000		LIBOR	1.474%

Unconsolidated:	September 2008	September 2011	28,000	(1)	LIBOR	3.47%

(1)	The Company remains liable, in the event of default by the joint venture, for $7.0 million, or 25% of the total, which reflects its ownership percentage in the joint venture.
The Company’s interest rate swap agreements are designated as effective cash flow hedges and the Company records any unrealized gains associated with the change in fair value of the swap agreements within equity and “Prepaid expenses and other assets” and any unrealized losses within shareholders’ equity and “Accounts payable and other liabilities.” The Company records its proportionate share of unrealized gains or losses on its cash flow hedges associated with its unconsolidated joint ventures within equity and “Investment in affiliates.”
Total comprehensive (loss) income is summarized as follows (amounts in thousands):

	2010	2009	2008
Net (loss) income	$(11,675)	$4,056	$20,141
Unrealized gain (loss) on derivative instruments	1,067	1,314	(3,931)

Total comprehensive (loss) income	(10,608)	5,370	16,210
Comprehensive loss (income) attributable to noncontrolling interests	209	(156)	(507)

Comprehensive (loss) income attributable to common shareholders	$(10,399)	$5,214	$15,703

(12) Fair Value Measurements
The Company adopted accounting provisions that outline a valuation framework and create a fair value hierarchy, which distinguishes between assumptions based on market data (observable inputs) and a reporting entity’s own assumptions about market data (unobservable inputs). The new disclosures increase the consistency and comparability of fair value measurements and the related disclosures. Fair value is identified, under the standard, as the price that would be received to sell an asset or paid to transfer a liability between willing third parties at the measurement date (an exit price). In accordance with GAAP, certain assets and liabilities must be measured at fair value, and the Company provides the necessary disclosures that are required for items measured at fair value as outlined in the accounting requirements regarding fair value.

The Company has a contingent consideration obligation associated with the 2009 acquisition of Ashburn Center, which was based on several probability weighted discounted cash flow scenarios that projected stabilization being achieved at certain timeframes. The more significant inputs associated with the fair value determination of the contingent consideration include estimates of cap rates, discount rates, debt financing and various assumptions regarding revenue, expense and capital expenditures based on our expectations regarding the property’s operating performance and profitability.
Financial assets and liabilities, as well as those non-financial assets and liabilities requiring fair value measurement, are measured using inputs from three levels of the fair value hierarchy.
The three levels are as follows:
Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).
Level 3 — Unobservable inputs, only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.
In accordance with accounting provisions and the fair value hierarchy described above, the following table shows the fair value of the Company’s consolidated assets and liabilities that are measured on a non-recurring and recurring basis as of December 31, 2010 (amounts in thousands):

	Balance at
	December 31,
	2010	Level 1	Level 2	Level 3
Non-recurring Measurements:
Impaired real estate and intangible assets	$10,950	$—	$10,950	$—

Recurring Measurements:
Derivative instrument-swap agreement	396	—	396	—
Contingent consideration related to acquisition of property	1,398	—	—	1,398

	Balance at
	December 31,
	2009	Level 1	Level 2	Level 3
Non-recurring Measurements:
Impaired real estate asset	$8,175	$—	$8,175	$—

Recurring Measurements:
Derivative instrument-swap agreements	1,741	—	1,741	—
Contingent consideration related to acquisition of property	688	—	—	688

Impairment of Real Estate and Intangible Assets
The Company regularly reviews market conditions for possible impairment of a property’s carrying value. When circumstances such as adverse market conditions, changes in management’s intended holding period or potential sale to a third party indicate a possible impairment of the fair value of a property, an impairment analysis is performed.
On December 29, 2010, the Company acquired 7458 Candlewood Road, which is located in the Company’s Maryland reporting segment. On January 6, 2011, the Company was notified that the largest tenant at the property, which currently leases approximately 217,400 square feet (or approximately 74% of the gross leasable area of the building) under a lease that represents approximately $1.5 million of annualized base rent in 2011, filed for Chapter 11 bankruptcy protection. As a result, the Company recorded an impairment charge of $2.4 million to reflect the fair value of the intangible asset associated with the tenant’s lease, which was determined to have no value. The non-recoverable value of the intangible assets was based on, among other items, an analysis of current market rates, the present value of future cash flows that were discounted using capitalization rates, lease renewal probabilities, hypothetical leasing timeframes, historical leasing commissions, expected value of tenant improvements and recently executed leases.
In September 2010, the Company, based on its desire to divest itself of a non-core asset, adjusted its anticipated holding period for its Old Courthouse Square property, which is located in the Company’s Maryland reporting segment. The Company entered into a non-binding contract to sell the asset in October 2010. As a result, the Company recorded a $3.4 million impairment charge to reduce the property’s carrying value to reflect its fair value, less any potential selling costs. The property was sold on February 18, 2011 for net proceeds of $10.8 million. The Company determined the fair value of the property through an assessment of market data in working with a real estate broker on the transaction and based on the execution of a non-binding letter of intent. The fair value was further validated through an income approach based on discounted cash flows that reflected a reduced holding period.
During the fourth quarter of 2009, the Company recorded an impairment loss of $2.5 million on a property located in the Baltimore submarket of the Company’s Maryland reporting segment. The property’s fair value was determined based on the negotiated contract price with a prospective buyer, and the Company anticipates disposing of this property during 2010. The Company did not record any additional impairment of real estate assets during 2009 and 2008.
Interest Rate Derivatives
In July 2010, the Company entered into an interest rate swap agreement that beginning on January 18, 2011, fixed LIBOR at 1.474% on $50.0 million of the Company’s variable rate debt. The interest rate swap derivative will mature on January 15, 2014. The derivative is fair valued based on the prevailing market yield curve on the measurement date. Also, the Company evaluates counter-party risk in calculating the fair value of the interest rate swap derivative instrument. The Company’s interest rate swap derivative is an effective cash flow hedge and any change in fair value is recorded in the Company’s equity section under “Accumulated Other Comprehensive Loss.”
During January 2008, the Company entered into a swap agreement that fixed LIBOR at 2.71% on $50.0 million of its outstanding variable rate debt. During August 2008, the Company entered into a separate swap agreement that fixed LIBOR at 3.33% on $35.0 million of its outstanding variable rate debt. The swap agreements, which both matured in August 2010. During September 2008, the Company entered into a swap agreement that fixed the $9.9 million variable rate mortgage that encumbers RiversPark I at 5.97%. The Company deconsolidated all the assets and liabilities, including the swap agreement, associated with RiversPark I on January 1, 2010.
The Company uses a third party to assist with the valuation of its interest rate swap agreements. The third party takes a daily “snapshot” of the market to obtain close of business rates. The snapshot includes over 7,500 rates including LIBOR fixings, Eurodollar futures, swap rates, exchange rates, treasuries, etc. This market data is obtained via direct feeds from Bloomberg and Reuters and from Inter-Dealer Brokers. The selected rates are compared to their historical values. Any rate that has changed by more than normal mean and related standard deviation would be considered an outlier and flagged for further investigation. The rates are than compiled through a valuation process that generates daily valuations, which are used to value the Company’s interest rate swap agreements.

Contingent Consideration
As part of the acquisition price of Ashburn Center, the Company entered into a fee agreement with the seller under which the Company will be obligated to pay additional consideration upon the property achieving stabilization per specified terms of the agreement. The Company determines the fair value of the obligation through an income approach based on discounted cash flows that project stabilization being achieved within a certain timeframe. The more significant inputs associated with the fair value determination of the contingent consideration include estimates of capitalization rates, discount rates and various assumptions regarding the property’s operating performance and profitability. During the first quarter of 2010, the Company fully leased the property, which resulted in an increase in its potential obligation, and recorded a $0.7 million increase in its contingent consideration to reflect the increase in the Company’s potential obligation with a corresponding entry to “Contingent Consideration Related to Acquisition of Property” in its consolidated statements of operations. There was no significant change in the fair value of the contingent consideration during the remainder of 2010.
A summary of the Company’s consolidated contingent consideration obligation as of December 31, 2010 is as follows (amounts in thousands):

Balance at December 31, 2009	$688
Contingent consideration charge recognized in earnings	710

Balance at December 31, 2010	$1,398

With the exception of the re-measurement of its contingent consideration obligation, the Company did not re-measure or complete any transactions involving non-financial assets or non-financial liabilities that are measured on a recurring basis during the years ended December 31, 2010 and 2009. Also, no transfers into and out of fair value measurements levels occurred during the years ended December 31, 2010 and 2009.
Financial Instruments
With the exception of the Company’s $25.0 million note receivable, the carrying amounts of cash equivalents, accounts and other receivables and accounts payable approximate their fair values due to their short-term maturities. Since the Company’s note receivable was issued on December 21, 2010 and negotiated at arm’s length. Due to the brief period of time from the origination of the note and year end, the note’s $25.0 million face amount approximates its fair value at December 31, 2010. The Company’s management believes that the note was not issued with a premium or discount. The Company calculates fair value of its debt instruments by discounting future contractual principal and interest payments using prevailing market rates for securities with similar terms and characteristics at the balance sheet date. The carrying amount and estimated fair value of the Company’s debt instruments at December 31 are as follows (amounts in thousands):

	2010		2009
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Mortgage debt	$319,096	$316,169	$301,463	$289,679
Exchangeable senior notes(1)	29,936	30,412	48,718	48,164
Series A senior notes	37,500	37,850	37,500	37,118
Series B senior notes	37,500	37,251	37,500	36,146
Secured term loans	110,000	109,976	60,000	54,390
Unsecured revolving credit facility	191,000	191,073	159,900	143,953

Total	$725,032	$722,731	$645,081	$609,450

(1)	The face value of the notes were $30.4 million and $50.5 million at December 31, 2010 and 2009, respectively.

(13) Commitments and Contingencies
(a) Operating Leases
The Company’s rental properties are subject to non-cancelable operating leases generating future minimum contractual rental payments, which as of December 31, 2010 are as follows (dollars in thousands):

		% of square feet
	Future	under leases
	minimum rents	expiring
2011	$123,503	20%
2012	110,502	18%
2013	95,614	16%
2014	72,309	12%
2015	58,358	10%
Thereafter	142,118	24%

	$602,404	100%

At December 31, 2010, the Company’s consolidated portfolio was 82.3% occupied by 592 tenants. Excluding the Company’s fourth quarter 2010 acquisitions of Atlantic Corporate Park, which was vacant at acquisition, and Redland Corporate Center II, which was 99% vacant at acquisition, the Company’s consolidated portfolio was 85.2% occupied at December 31, 2010. The Company does not include square footage that is in development or redevelopment in its occupancy calculation.
The Company rents office space for its corporate office under a non-cancelable operating lease, which it entered into upon relocating its corporate offices in 2005. The Company subleased its former corporate office space to three tenants, including one related party (see footnote 14, Related Party Transaction). The lease on the Company’s former corporate office, along with the three related sublease agreements, expired on December 31, 2010 and the Company was released from all its obligations under the terms of the original lease on its former corporate office space.
Rent expense incurred under the terms of the corporate office leases, net of subleased revenue, was $0.6 million for each of the years ended December 31, 2010, 2009 and 2008, respectively.
Future minimum rental payments under the corporate office lease, expiring in December 2012, are summarized as follows (amounts in thousands):

Future
minimum rent
expense, net
2011	$619
2012	534

$1,153

(b) Legal Proceedings
The Company is subject to legal proceedings and claims arising in the ordinary course of its business. In the opinion of the Company’s management and legal counsel, the amount of ultimate liability with respect to these actions will not have a material effect on the results of operations or financial position of the Company.

(c) Guarantees
On December 12, 2008, the Company entered into joint venture arrangements with a third party to own RiversPark I and II. The Company guaranteed to the joint ventures the rental payments associated with four lease agreements with the former owner for certain vacancy at RiversPark I. Subsequently, three of the four leases were terminated for a total fee paid to the Company of $1.3 million, which was treated as an adjustment to the basis of the property. At December 31, 2010, the maximum potential amount of future payments the Company could be required to make related to the remaining lease guarantee is $0.1 million.
(d) Contingent Consideration
In 2009, the Company recognized the acquisition date fair value of $0.7 million in contingent consideration related to Ashburn Center under the terms of a fee agreement with the former owner (See footnote 4, Acquisitions, for further information). During the first quarter of 2010, the Company leased the remaining vacant space at the property and recorded a contingent consideration charge of $0.7 million, which reflects an increase in the anticipated fee to the seller. There was no significant change in the fair value of the contingent consideration for the remainder of 2010. As of December 31, 2010, the Company’s total contingent consideration obligation to the former owner of Ashburn Center was approximately $1.4 million.
The Company entered into an unconsolidated joint venture with AEW Capital Management, L.P. to own a 50% interest in Aviation Business Park (see footnote 5, Investment in Affiliates). The joint venture recognized the acquisition date fair value of $126 thousand in contingent consideration related to Aviation Business Park under the terms of a fee agreement with the former owner. The assets, liabilities and operating results of Aviation Business Park are not consolidated on the Company’s consolidated financial statements. As of December 31, 2010, the Company remains liable, in the event of default by the joint venture, for approximately $63 thousand, or 50% of the total, which reflects its ownership percentage.
(e) Capital Commitments
As of December 31, 2010, the Company had development and redevelopment contractual obligations of $8.5 million outstanding, primarily related to construction activities at Three Flint Hill, which is undergoing a complete renovation, and capital improvement obligations of $0.2 million outstanding. Capital improvement obligations represent commitments for roof, asphalt, HVAC and common area replacements contractually obligated as of December 31, 2010. Also, as of December 31, 2010, the Company had $10.7 million of tenant improvement obligations, primarily related to a tenant at Indian Creek Court, which it expects to incur on its in-place leases. The Company had no other material contractual obligations as of December 31, 2010.
The Company remains liable, for its proportionate ownership percentage, to fund any capital shortfalls or commitments from properties owned through joint ventures.
The Company has various obligations to certain local municipalities associated with its development projects that will require completion of specified site improvements, such as sewer and road maintenance, grading and other general landscaping work. As of December 31, 2010, the Company remained liable to the local municipalities for $3.6 million in the event that it does not complete the specified work. The Company intends to complete the improvements in satisfaction of these obligations.
(f) Deposits
As of December 31, 2010, the Company had $7.4 million in deposits outstanding related to the potential acquisitions. These amounts are recorded in “Prepaid expenses and other assets” in the Company’s consolidated balance sheets. Of the $7.4 million of deposits outstanding at December 31, 2010, the Company applied $1.3 million toward its first quarter 2011 portfolio acquisition of Cedar Hill I & III and The Merrill Lynch Building.

(g) Insurance
The Company carries insurance coverage on its properties with policy specifications and insured limits that it believes are adequate given the relative risk of loss, cost of the coverage and standard industry practice. However, certain types of losses (such as from earthquakes and floods) may be either uninsurable or not economically insurable. Further, certain of the properties are located in areas that are subject to earthquake activity and floods. Should a property sustain damage as a result of an earthquake or flood, the Company may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Should an uninsured loss occur, the Company could lose some or all of its capital investment, cash flow and anticipated profits related to one or more properties.
(14) Related Party Transaction
In September 2005, the Company subleased a portion of its former corporate office space to Donatelli Development, Inc. (formerly Donatelli & Klein), a privately held real estate investment firm that develops multifamily properties, which is owned by a former member of the Company’s Board of Trustees. The rental rate under the sublease was representative of market rates on the date the sublease was executed. The lease expired on December 31, 2010 and all rents due under the terms of the sublease were paid in full as of December 31, 2010.
(15) Equity
On November 16, 2010, the Company issued 11.5 million common shares at a price of $15.50 per share, which generated net proceeds of approximately $170.4 million, net of issuance costs. The Company used the majority of the proceeds to pay down a portion of the outstanding balance on its unsecured revolving credit facility, to fund the acquisition of Atlantic Corporate Park and for other general corporate purposes. During the second quarter of 2010, the Company issued 880,648 common shares in exchange for $13.03 million of Exchangeable Senior Notes. During the first quarter of 2010, the Company issued 6.3 million common shares at a price of $14.50 per share, which generated net proceeds of $87.1 million, net of issuance costs. The Company used $82.9 million of the proceeds to pay down a portion of the outstanding balance on its unsecured revolving credit facility and the remainder for other general corporate purposes.
During 2010, the Company increased the amount of its common shares that could be issued through its controlled equity offering program by 5 million common shares. In 2010, the Company sold 0.5 million common shares through its controlled equity offering program at a weighted average offering price of $15.46 per share, which generated net proceeds of approximately $7.3 million. The Company used the proceeds and available cash totaling $8.0 million to purchase a $10.6 million loan that encumbers Aviation Business Park. At December 31, 2010, the Company had 4.8 million common shares available for issuance under its controlled equity offering program.
During 2009, the Company issued 2.8 million common shares through its controlled equity offering program at a weighted average offering price of $11.00 per share, generating net proceeds of approximately $29.5 million. The Company used the proceeds to retire a portion of its Exchangeable Senior Notes at a discount, to reduce a portion of its unsecured revolving credit facility, to repay two outstanding mortgage loans, to fund the cash portion of the Cloverleaf Center acquisition and for other general corporate purposes.
The Company declared dividends per share on its common stock of $0.80, $0.94 and $1.36 during 2010, 2009 and 2008, respectively. On January 25, 2011, the Company declared a dividend of $0.20 per common share. The dividend was paid on February 11, 2011 to common shareholders of record as of February 4, 2011.
In January 2011, the Company issued 4.6 million 7.750% Series A Preferred Shares at a price of $25.00 per share, which generated net proceeds of $111.3 million, net of issuance costs. Dividends on the Series A Preferred Shares are cumulative from the date of original issuance and payable on a quarterly basis beginning on February 15, 2011. The Company used the proceeds from the issuance of its Series A Preferred Shares to pay down $105.0 million of the outstanding balance on its unsecured revolving credit facility and for other general corporate purposes.

As a result of the redemption feature of the Operating Partnership units, the noncontrolling interests are recorded outside of permanent equity. The Company’s equity and redeemable noncontrolling interests for the three years ended December 31 are as follows (amounts in thousands):

		Redeemable
	First Potomac	noncontrolling
	Realty Trust	interests
Balance, December 31, 2008	$365,293	$10,627
Net income	3,932	124
Changes in ownership, net(1)	33,781	(480)
Distributions to owners	(26,529)	(718)
Other comprehensive income	1,282	32

Balance, December 31, 2009	377,759	9,585
Net loss	(11,443)	(230)
Changes in ownership, net(1)	279,497	7,375
Distributions to owners	(28,797)	(631)
Other comprehensive income	1,044	23

Balance, December 31, 2010	$618,060	$16,122

(1)
Includes a joint venture partner’s portion of accumulated other comprehensive loss related to RiversPark II and RiversPark I, which were deconsolidated from the Company’s consolidated financial statements on March 17, 2009 and January 1, 2010, respectively.

(16) Benefit Plans
(a) Share-based compensation
The Company has issued share-based compensation in the form of stock options and non-vested shares as permitted in the Company’s 2003 Equity Compensation Plan (the “2003 Plan”), which was amended in 2005, and the 2009 Equity Compensation Plan (the “2009 Plan”), which was amended in 2010. In 2010, the Company received shareholder approval to authorize an additional 2,250,000 shares for issuance. Total combined awards authorized under the 2003 Plan and the 2009 Plan are 4,460,800 common share equity awards. The compensation plans provide for the issuance of options to purchase common shares, share awards, share appreciation rights, performance units and other equity-based awards. Stock options granted under the plans are non-qualified, and all employees and non-employee trustees are eligible to receive grants. Under the terms of the amendment to the 2009 Plan, every stock option granted by the Company reduces the awards available for issuance on a one-for-one basis. However, for every restricted award issued, the awards available for issuance are reduced by 3.44 awards. At December 31, 2010, 2,366,896 common equity awards remained available for issuance by the Company.
The Company records costs related to its share-based compensation based on the grant-date fair value calculated in accordance with the accounting provisions. The Company recognizes share-based compensation costs on a straight-line basis over the requisite service period for each award and these costs are recorded in “General and administrative expense” or “Property operating expense” based on the employee’s job function.
Stock Options Summary
As of December 31, 2010, 1,137,000 stock options were awarded of which 811,580 remained outstanding. Options vest 25% on the first anniversary of the date of grant and 6.25% in each subsequent calendar quarter thereafter until fully vested. The term of the options granted is ten years. The Company recognized $0.2 million of compensation expense associated with these awards for each of the years ended December 31, 2010, 2009 and 2008, respectively.

The following table summarizes the option activity in the compensation plans for the three years ended December 31:

		Weighted
		Average	Weighted Average	Aggregate
		Exercise	Remaining	Intrinsic
	Shares	Price	Contractual Term	Value
Balance, December 31, 2007	637,470	$19.11	6.6 years	$815,455
Granted	99,500	17.24
Exercised	(2,500)	15.00
Forfeited	(51,001)	23.86

Balance, December 31, 2008	683,469	18.49	5.9 years	$—
Granted	103,250	9.30
Forfeited	(35,315)	17.74

Balance, December 31, 2009	751,404	17.27	5.4 years	$307,380
Granted	106,750	12.57
Exercised	(4,931)	9.30
Forfeited	(41,643)	16.92

Balance, December 31, 2010	811,580	$16.72	4.8 years	$1,641,148

Exercisable at December 31:
2010	646,804	$17.78	3.9 years	$889,576
2009	593,369	$18.13	4.6 years	$—
2008	545,965	$17.77	5.3 years	$—
Options expected to vest, December 31, 2010	147,664	$12.28	8.4 years	$687,151
The following table summarizes information about stock options at December 31, 2010:

		Options Outstanding			Options Exercisable
			Weighted Average	Weighted		Weighted
Year	Range of		Remaining	Average		Average
Issued	Exercise Prices	Shares	Contractual Life	Exercise Price	Shares	Exercise Price
2003	$15.00	343,469	2.7 years	$15.00	343,469	$15.00
2004	18.70 – 19.78	65,000	3.4 years	19.03	65,000	19.03
2005	22.42 – 22.54	68,750	4.0 years	22.46	68,750	22.46
2006	26.60	33,450	5.0 years	26.60	33,450	26.60
2007	29.11 – 29.24	54,063	6.0 years	29.12	50,925	29.12
2008	14.32 – 17.29	71,687	7.0 years	17.23	50,385	17.23
2009	9.30	81,911	8.0 years	9.30	34,825	9.30
2010	12.57	93,250	9.0 years	12.57	—	—

		811,580			646,804

As of December 31, 2010, the Company had $0.3 million of unrecognized compensation cost, net of estimated forfeitures, related to stock option awards. The Company anticipates this cost will be recognized over a weighted-average period of approximately 2.5 years. The Company calculates the grant date fair value of option awards using a Black-Scholes option-pricing model. Expected volatility is based on an assessment of the Company’s realized volatility over the preceding five years, which is equivalent to the awards expected life. The expected term represents the period of time the options are anticipated to remain outstanding as well as the Company’s historical experience for groupings of employees that have similar behavior and considered separately for valuation purposes. The risk-free rate is based on the U.S. Treasury rate at the time of grant for instruments of similar term.

The assumptions used in the fair value determination of stock options granted for the years ended December 31 are summarized as follows:

	2010	2009	2008
Risk-free interest rate	2.69%	1.55%	3.45%
Expected volatility	46.6%	39.6%	24.6%
Expected dividend yield	5.15%	5.54%	4.04%
Weighted average expected life of options	5 years	5 years	5 years
The weighted average grant date fair value of the stock options issued in 2010, 2009 and 2008 was $3.51, $1.97 and $2.89, respectively.
Option Exercises
The Company received approximately $46 thousand and $38 thousand from the exercise of stock options during 2010 and 2008, respectively. No stock options were exercised during 2009. Shares issued as a result of stock option exercises are funded through the issuance of new shares.
The total intrinsic value of options exercised was $29 thousand in 2010 and $5 thousand in 2008.
Non-vested share awards
The Company issues restricted share awards that either vest over a specific time period that is indentified at the time of issuance or vest upon the achievement of specific performance goals that are identified at the time of issuance. In February 2010, the Company granted 197,468 restricted common shares in two separate awards to its officers. The first award of 98,734 common shares will vest ratably over a four year award term and was fair valued based on the outstanding share price at the date of issuance. The second award of 98,734 common shares will vest in four separate tranches based upon the Company’s achievement of specified performance conditions.
The Company recognized $3.2 million, $2.6 million and $1.5 million of compensation expense associated with its restricted share based awards in 2010, 2009 and 2008, respectively. Dividends on all restricted share awards are recorded as a reduction of equity. The Company applies the two-class method for determining EPS as its outstanding unvested shares with non-forfeitable dividend rights are considered participating securities. The Company’s excess of distributions over earnings related to participating securities are shown as a reduction in income available to common shareholders in the Company’s computation of EPS.
Independent members of our Board of Trustees received annual grants of common shares as a component of compensation for serving on the Company’s Board of Trustees. In May 2010, the Company issued a total of 20,274 common shares to all independent trustees, all of which will vest on the completion of a twelve-month period from the award date. The trustee shares were fair valued based on the outstanding share price at the date of issuance. The Company recognized $0.3 million of compensation expense associated with trustee share based awards for each of the years ended December 31, 2010, 2009 and 2008, respectively.

A summary of the Company’s non-vested share awards as of December 31, 2010 is as follows:

		Weighted Average
	Non-vested	Grant Date
	Shares	Fair Value
Non-vested at December 31, 2007	$175,091	$23.26
Granted	198,367	9.46
Vested	(19,060)	26.69

Non-vested at December 31, 2008	354,398	15.35
Granted	437,976	9.03
Vested	(26,060)	20.93

Non-vested at December 31, 2009	766,314	11.55
Granted	217,742	12.91
Vested	(272,024)	12.01
Expired	(9,279)	16.09

Non-vested at December 31, 2010	702,753	11.76

As of December 31, 2010, the Company had $3.1 million of unrecognized compensation cost related to non-vested shares. The Company anticipates this cost will be recognized over a weighted-average period of 2.1 years.
The Company values its non-vested time-based awards at the grant date fair value. For the non-vested performance-based share awards issued in 2010, 2009 and 2008, the Company used a Monte Carlo Simulation (risk-neutral approach) to determine the fair value and derived service period of each tranche of the award. The following assumptions were used in determining the fair value of the awards and the derived service period:

	2010	2009	2008
Risk-free interest rate	3.6%	3.3%	3.2%
Volatility	42.4%	43.5%	26.0%
The weighted average grant date fair value of the shares issued in 2010, 2009 and 2008 was $12.91, $9.03 and $9.46, respectively. The total fair value of shares vested was $3.3 million, $0.5 million and $0.5 million at December 31, 2010, 2009 and 2008, respectively. The Company issues new shares, subject to restrictions, upon each grant of non-vested share awards.
(b) 401(k) Plan
The Company has a 401(k) defined contribution plan covering all employees in accordance with the Internal Revenue Code. The maximum employer or employee contribution cannot exceed the IRS limits for the plan year. Employees are eligible to contribute after one year of consecutive service. The Company matches employee contributions after one year of service up to a specified percentage of a participant’s annual compensation. The Company matched employee contributions up to 6% for each of the three years presented. Employee contributions vest immediately. Employer contributions vest immediately for employees hired prior to January 1, 2009. For employees hired after January 1, 2009, the vesting of the employer contributions occurs in 25% increments over four years. The Company pays for administrative expenses and matching contributions with available cash. The Company’s plan does not allow for the Company to make additional discretionary contributions. The Company’s contributions were $0.3 million for each of the years ended December 31, 2010, 2009 and 2008, respectively. The employer match payable to the 401(k) plan was fully funded as of December 31, 2010.

(c) Employee Share Purchase Plan
In 2009, the Company’s shareholders approved the First Potomac Realty Trust 2009 Employee Share Purchase Plan (“the Plan”). The Plan allows participating employees to acquire common shares of the Company, at a discounted price, through payroll deductions or cash contributions. Under the Plan, a total of 200,000 common shares may be issued and the offering periods of the Plan will not exceed five years. Each offering period will commence on the first day of each calendar quarter (offering date) and will end on the last business day of the calendar quarter (purchase date) in which the offering period commenced. The purchase price at which common shares will be sold in any offering period will be the lower of: a) 85 percent of the fair value of common shares on the offering date or b) 85 percent of the fair value of the common shares on the purchase date. The first offering period began during the fourth quarter of 2009. The Company issued common shares of 9,850 and 1,908 under the Plan during the years ended December 31, 2010 and 2009, respectively, which resulted in compensation expense totaling $32 thousand and $5 thousand, respectively.
(17) Subsequent Events
On January 25, 2011, the Company formed a joint venture with an affiliate of The Akridge Company (“Akridge”) to acquire, for $39.6 million, a property located at 1200 17th Street, NW, in Washington, DC, and to redevelop the property. The property currently consists of a land parcel that contains an existing 85,000 square foot office building. The joint venture intends to demolish the existing office building and develop a new Class A office building expected to have approximately 170,000 square feet of gross leasable area. When the joint venture is fully capitalized, the Company anticipates owning 95% of the joint venture (subject to adjustment depending on each party’s capital contributions and subject to a promoted interest granted to Akridge after specified returns are achieved by the Company). The Company’s total capital commitment to the joint venture (including acquisition and development costs) is anticipated to be approximately $109 million, less amounts funded through acquisition and construction financing. The acquisition of the property is not expected to occur until late 2011 and is subject to various contingencies. Construction is currently expected to commence in 2012 and is expected to be completed in late 2014.
On February 22, 2011, the Company acquired a two property portfolio consisting of Cedar Hill I & III and The Merrill Lynch Building for an aggregate purchase price of $33.8 million. Cedar Hill I & III consist of two three-story office buildings in Tyson’s Corner, Virginia totaling 103,000 square feet and is 100% leased to two tenants. The Merrill Lynch Building is a 12-story, 138,000 square foot office building in Columbia, Maryland and is 70% leased to over 25 tenants. The acquisition was funded by the assumption of two mortgage loans totaling $26.7 million, a draw on the Company’s unsecured revolving credit facility and available cash. The Company is assessing its initial fair value determination of its acquired assets and liabilities.
(18) Segment Information
The Company’s reportable segments consist of three distinct reporting and operational segments within the broader greater Washington D.C, region in which it operates: Maryland, Northern Virginia and Southern Virginia. During 2010, the Company acquired three properties in Washington, D.C. The Company currently includes these properties in its Northern Virginia reporting segment as all operational and management decisions are currently handled by the Company’s Northern Virginia management team.
The Company evaluates the performance of its segments based on the operating results of the properties located within each segment, which excludes large non-recurring gains and losses, gains from sale of real estate assets, interest expense, general and administrative costs, acquisition costs or any other indirect corporate expense to the segments. In addition, the segments do not have significant non-cash items other than straight-line and deferred market rent amortization reported in their operating results. There are no inter-segment sales or transfers recorded between segments.

The results of operations for the Company’s three reportable segments for the three years ended December 31 are as follows (dollars in thousands):

	2010
	Maryland	Northern Virginia(1)	Southern Virginia	Consolidated
Number of buildings	71	55	55	181
Square feet	4,052,196	3,769,139	5,359,763	13,181,098

Total revenues	$44,324	$45,354	$48,869	$138,547
Property operating expense	(11,258)	(10,425)	(12,031)	(33,714)
Real estate taxes and insurance	(4,348)	(4,518)	(4,088)	(12,954)

Total property operating income	$28,718	$30,411	$32,750	91,879

Depreciation and amortization expense				(42,613)
General and administrative				(14,523)
Acquisition costs				(7,169)
Other expenses, net				(36,211)
Loss from discontinued operations				(3,038)

Net loss				$(11,675)

Total assets(2)	$491,566	$488,592	$338,319	$1,396,682

Capital expenditures(3)	$5,765	$10,046	$8,579	$24,710

	2009
	Maryland	Northern Virginia	Southern Virginia	Consolidated
Number of buildings	76	51	54	181
Square feet	3,784,099	3,016,035	5,265,457	12,065,591

Total revenues	$42,499	$39,837	$48,312	$130,648
Property operating expense	(11,118)	(9,359)	(11,673)	(32,150)
Real estate taxes and insurance	(4,120)	(4,284)	(4,262)	(12,666)

Total property operating income	$27,261	$26,194	$32,377	85,832

Depreciation and amortization expense				(40,174)
General and administrative				(13,219)
Acquisition costs				(1,076)
Other expenses, net				(25,824)
Loss from discontinued operations				(1,483)

Net income				$4,056

Total assets(2)	$411,083	$305,633	$317,695	$1,071,173

Capital expenditures(3)	$5,276	$9,094	$8,693	$23,128

	2008
	Maryland	Northern Virginia	Southern Virginia	Consolidated
Number of buildings	75	47	54	176
Square feet	3,754,980	2,814,799	5,257,728	11,827,507

Total revenues	$39,048	$36,542	$45,308	$120,898
Property operating expense	(8,061)	(7,766)	(10,670)	(26,497)
Real estate taxes and insurance	(3,608)	(4,086)	(4,165)	(11,859)

Total property operating income	$27,379	$24,690	$30,473	82,542

Depreciation and amortization expense				(36,260)
General and administrative				(11,938)
Other expenses, net				(30,594)
Income from discontinued Operations				16,391

Net income				$20,141

Total assets(2)	$433,269	$282,690	$311,466	$1,077,951

Capital expenditures(3)	$11,983	$11,565	$13,009	$36,830

(1)	Includes 500 First Street, NW, 1211 Connecticut Ave, NW and 440 First Street, NW, which were acquired in 2010 and located in Washington, D.C.

(2)	Corporate assets not allocated to any of our reportable segments totaled $78,205, $36,762 and $50,526 at December 31, 2010, 2009 and 2008, respectively.

(3)	Capital expenditures for corporate assets not allocated to any of our reportable segments totaled $320, $65 and $273 at December 31, 2010, 2009 and 2008, respectively.
(19) Quarterly Financial Information (unaudited)

	2010(1)
	First	Second	Third	Fourth
(amounts in thousands, except per share amounts)	Quarter	Quarter	Quarter	Quarter

Revenues	$34,773	$33,125	$34,282	$36,367
Operating expenses	27,635	25,915	25,495	35,024
(Loss) income from continuing operations	(1,650)	(619)	361	(6,729)
(Loss) income from discontinued operations	(558)	652	(3,296)	164
Less: Net loss (income) attributable to noncontrolling interests	49	(1)	55	129

Net (loss) income attributable to common shareholders	$(2,159)	$32	$(2,880)	$(6,436)

Net loss attributable to common shareholders per share — basic and diluted:
(Loss) income from continuing operations	$(0.06)	$(0.02)	$0.01	$(0.15)
(Loss) income from discontinued operations	(0.02)	0.02	(0.09)	—

Net loss	$(0.08)	$—	$(0.08)	$(0.15)

	2009(1)
	First	Second	Third	Fourth
(amounts in thousands, except per share amounts)	Quarter	Quarter	Quarter	Quarter

Revenues	$32,785	$31,720	$32,086	$34,057
Operating expenses	23,991	23,596	24,647	27,051
Income (loss) from continuing operations	4,935	1,447	257	(1,100)
Income (loss) from discontinued operations	203	205	367	(2,258)
Less: Net (income) loss attributable to noncontrolling interests	(141)	(45)	(16)	78

Net income (loss) attributable to common shareholders	$4,997	$1,607	$608	$(3,280)

Net income (loss) attributable to common shareholders per share — basic and diluted:
Income (loss) from continuing operations	$0.17	$0.05	$0.01	$(0.04)
Income (loss) from discontinued operations	0.01	0.01	0.01	(0.08)

Net income (loss)	$0.18	$0.06	$0.02	$(0.12)

(1)	These figures are rounded to the nearest thousand, which may impact crossfooting in reconciling to full year totals.
The Company sold 18.3 million and 2.8 million common shares in 2010 and 2009, respectively. The sum of the basic and diluted earnings per share for the four quarters in all years presented differs from the annual earnings per share calculation due to the required method of computing the weighted average number of shares in the respective periods.

SCHEDULE III
FIRST POTOMAC REALTY TRUST
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2010
(Amounts in thousands)

				Encumbrances at
Property	Location	Date Acquired	Property Type(1)	December 31, 2010
Maryland
Rumsey Center	Columbia	Oct-02	BP	$9,071
Snowden Center	Columbia	Oct-02	BP	12,313
6900 English Muffin Way	Frederick	Jul-04	I	—
Gateway Center	Gaithersburg	Jul-04	Office	—
Gateway West	Westminster	Jul-04	OP	—
4451 Georgia Pacific Boulevard	Frederick	Jul-04	I	—
20270 Goldenrod Lane	Germantown	Jul-04	Office	—
Girard Business Center	Gaithersburg	Jul-04	BP	—
Girard Place	Gaithersburg	Jul-04	BP	—
Patrick Center	Frederick	Jul-04	Office	—
Old Courthouse Square	Martinsburg, WV	Jul-04	Retail	—
15 Worman’s Mill Court	Frederick	Jul-04	OP	—
West Park	Frederick	Jul-04	Office	—
Woodlands Business Center	Largo	Jul-04	Office	—
Airpark Place	Gaithersburg	Aug-04	BP	—
4612 Navistar Drive	Frederick	Dec-04	I	12,189
Campus at Metro Park	Rockville	Dec-04	OP	22,556
Glenn Dale Business Center	Glenn Dale	May-05	I	—
Owings Mills Business Center	Owings Mills	Nov-05	BP	5,448
Gateway 270	Clarksburg	Jul-06	BP	—
Indian Creek Court	Beltsville	Aug-06	BP	11,982
Owings Mills Commerce Center	Owings Mills	Nov-06	BP	—
Ammendale Commerce Center	Beltsville	Mar-07	BP	—
Annapolis Commerce Park East	Annapolis	Jun-07	OP	8,491
Triangle Business Center	Columbia	Aug-08	BP	—
Cloverleaf Center	Germantown	Oct-09	OP	17,204
Redland Corporate Center	Rockville	Nov-10	Office	—
7458 Candlewood Road	Hanover	Dec-10	I	14,699

Total:				113,953

Northern Virginia
13129 Airpark Road	Culpeper	Dec-97	I	—
Plaza 500	Alexandria	Dec-97	I	33,640
Van Buren Business Park	Herndon	Dec-97	OP	7,544
Tech Court	Chantilly	Oct-98	OP	—
Newington Business Park	Lorton	Dec-99	I	15,252
Interstate Plaza	Alexandria	Dec-03	I	—
Herndon Corporate Center	Herndon	Apr-04	OP	—
Aquia Commerce Center I & II	Stafford	Jun-04	OP	353
15395 John Marshall Highway	Haymarket	Oct-04	I	20,523
Windsor at Battlefield	Manassas	Dec-04	OP	—
Reston Business Campus	Reston	Mar-05	OP	—
Enterprise Center	Chantilly	Apr-05	OP	—
Gateway Centre	Manassas	Jul-05	BP	1,189
403/405 Glenn Drive	Sterling	Oct-05	BP	7,960
Linden Business Center	Manassas	Oct-05	BP	7,080
Prosperity Business Center	Merrifield	Nov-05	BP	3,502
Sterling Park Business Center	Sterling	Feb-06	BP	—
Davis Drive	Sterling	Aug-06	BP	—
Ashburn Center	Ashburn	Dec-09	BP	—
Three Flint Hill	Oakton	Apr-10	Office	—
500 First Street, NW	Washington, DC	Jun-10	Office	38,793
Atlantic Corporate Park	Sterling	Nov-10	Office	—
440 First Street, NW	Washington, DC	Dec-10	Office	—
1211 Connecticut Ave, NW	Washington, DC	Dec-10	Office	—

Total:				135,836

Southern Virginia
Crossways Commerce Center	Chesapeake	Dec-99	BP	24,179
Greenbrier Technology Center II	Chesapeake	Oct-02	BP	4,576
Norfolk Business Center	Norfolk	Oct-02	BP	4,643
Virginia Center	Glen Allen	Oct-03	BP	—
Crossways II	Chesapeake	Oct-04	BP	—
Norfolk Commerce Park II	Norfolk	Oct-04	BP	—
Cavalier Industrial Park	Chesapeake	Apr-05	I	—
1434 Crossways Boulevard	Chesapeake	Aug-05	BP	17,709
Enterprise Parkway	Hampton	Sep-05	BP	—
Diamond Hill Distribution Center	Chesapeake	Oct-05	I	—
1000 Lucas Way	Hampton	Dec-05	BP	—
River’s Bend Center	Chester	Jan-06	I	—
Northridge I&II	Ashland	Jan-06	I	6,841
Crossways I	Chesapeake	Feb-06	BP	—
1408 Stephanie Way	Chesapeake	May-06	BP	—
Airpark Business Center	Richmond	Jun-06	BP	1,308
Chesterfield Business Center	Richmond	Jun-06	BP	4,079
Hanover Business Center	Ashland	Jun-06	BP	1,683
Gateway II	Norfolk	Nov-06	BP	—
Park Central	Richmond	Nov-06	BP
Greenbrier Circle Corporate Center	Chesapeake	Jan-07	BP	—
Greenbrier Technology Center I	Chesapeake	Jan-07	BP	—
Pine Glen	Richmond	Feb-07	BP	—
River’s Bend Center II	Chester	May-07	I	—
Battlefield Corporate Center	Chesapeake	Oct-10	OP	4,289

Total:				69,307

Land held for future development				—
Other				—

Total				$319,096

Initial Costs			Gross Amount at End of Year
	Building and			Building and		Accumulated
Land	Improvements	Since Acquisition	Land	Improvements	Total	Depreciation
$2,675	$10,196	$2,372	$2,675	$12,568	$15,243	$4,110
3,404	12,824	3,382	3,404	16,206	19,610	4,841
3,136	8,642	25	3,136	8,667	11,803	1,497
1,715	3,943	166	1,715	4,109	5,824	750
890	6,925	1,533	890	8,458	9,348	1,681
3,445	8,923	5	3,445	8,928	12,373	1,546
1,415	2,060	183	1,415	2,243	3,658	419
4,671	7,151	1,506	4,671	8,657	13,328	1,780
5,134	9,507	784	5,134	10,291	15,425	1,745
1,777	8,721	1,183	1,777	9,904	11,681	1,690
3,485	12,862	(3,079)	2,649	10,619	13,268	2,462
545	3,329	41	545	3,370	3,915	625
520	5,177	643	520	5,820	6,340	1,082
1,322	2,920	640	1,322	3,560	4,882	616
2,697	7,141	284	2,697	7,425	10,122	1,280
3,808	18,658	—	3,808	18,658	22,466	2,919
9,220	32,056	43	9,220	32,099	41,319	5,749
3,369	14,504	1,612	3,369	16,116	19,485	2,551
1,382	7,416	1,318	1,382	8,734	10,116	1,497
18,302	20,562	4,264	18,302	24,826	43,128	3,540
5,673	17,168	1,305	5,673	18,473	24,146	2,314
3,304	12,295	766	3,304	13,061	16,365	2,044
2,398	7,659	5,527	2,398	13,186	15,584	2,136
6,101	12,602	271	6,101	12,873	18,974	1,405
1,279	2,480	1,058	1,237	3,580	4,817	347
7,097	14,211	230	7,097	14,441	21,538	860
17,272	63,480	750	17,272	64,230	81,502	345
5,924	13,832	—	5,924	13,832	19,756	—

121,960	347,244	26,812	121,082	374,934	496,016	51,831

442	3,103	1,205	442	4,308	4,750	1,674
6,265	35,433	3,442	6,265	38,875	45,140	13,052
3,592	7,652	2,319	3,592	9,971	13,563	3,579
1,056	4,844	808	1,056	5,652	6,708	1,817
3,135	10,354	5,316	3,135	15,670	18,805	5,223
2,185	8,972	3,015	2,185	11,987	14,172	2,304
4,082	14,651	1,267	4,082	15,918	20,000	3,169
1,795	8,689	518	1,795	9,207	11,002	1,636
2,736	7,301	8,270	2,736	15,571	18,307	2,700
3,228	11,696	3,275	3,228	14,971	18,199	3,220
1,996	8,778	630	1,996	9,408	11,404	1,775
3,727	27,274	3,174	3,727	30,448	34,175	4,805
3,015	6,734	936	3,015	7,670	10,685	1,943
3,940	12,547	2,966	3,940	15,513	19,453	2,347
4,829	10,978	512	4,829	11,490	16,319	1,682
5,881	3,495	290	5,881	3,785	9,666	574
19,897	10,750	15,310	18,011	27,946	45,957	2,902
1,614	3,611	(33)	1,614	3,578	5,192	496
2,682	9,456	2,786	2,675	12,249	14,924	378
—	13653	1,361	—	15,014	15,014	—
25,806	33,883	83	25,806	33,966	59,772	516
5,895	11,655	5,000	5,895	16,655	22,550	36
—	15,300	11	—	15,311	15,311	—
27,077	17,520	—	27,077	17,520	44,597	58

134,875	298329	62,461	132,982	362,683	495,665	55,886

5,160	23,660	11,629	5,160	35,289	40,449	11,030
1,365	5,119	1,748	1,365	6,867	8,232	2,602
1,323	4,967	572	1,323	5,539	6,862	2,391
1,922	7,026	2,165	1,922	9,191	11,113	3,357
1,036	6,254	810	1,036	7,064	8,100	1,098
1,221	8,693	1,857	1,221	10,550	11,771	2,164
1,387	11,362	7,509	1,387	18,871	20,258	2,697
4,447	24,739	253	4,815	24,624	29,439	5,098
4,132	10,674	4,748	4,132	15,422	19,554	2,393
3,290	24,949	3,043	3,290	27,992	31,282	4,086
2,592	8,563	1,782	2,592	10,345	12,937	2,173
3,153	26,294	3,013	3,482	28,978	32,460	4,870
1,172	7,417	1,178	1,172	8,595	9,767	1,737
2,657	11,597	1,714	2,657	13,311	15,968	2,314
1,292	3,899	518	1,292	4,417	5,709	621
250	2,814	497	250	3,311	3,561	573
900	13,335	2,186	900	15,521	16,421	2,300
1,794	11,561	705	1,794	12,266	14,060	1,693
1,320	2,293	374	1,320	2,667	3,987	398
1,789	19,712	2,236	1,789	21,948	23,737	3,616
4,164	18,984	2,262	4,164	21,246	25,410	2,784
2,024	7,960	918	2,024	8,878	10,902	1,366
618	4,517	383	618	4,900	5,518	578
5,634	11,533	606	5,634	12,139	17,773	1,296
1,860	6,071	—	1,860	6,071	7,931	36

56,502	283,993	52,706	57,199	336,002	393,201	63,271

3,642	—	253	3,895	—	3,895	—
71	39	—	71	39	110	2

$317,050	$929,605	$142,232	$315,229	$1,073,658	$1,388,887	$170,990

(1)	I =Industrial; BP=Business Park; OP=Office Park

Depreciation of rental property is computed on a straight-line basis over the estimated useful lives of the assets. The estimated lives of the Company’s assets range from 5 to 39 years or to the term of the underlying lease. The tax basis of the Company’s real estate assets was $1,422 million and $1,135 million at December 31, 2010 and 2009, respectively.
(a) Reconciliation of Real Estate
The following table reconciles the real estate investments for the years ended December 31 (amounts in thousands):

	2010	2009	2008

Beginning balance	$1,128,956	$1,106,571	$1,065,181
Acquisitions of rental property(1)	267,312	33,446	43,528
Capital expenditures	24,952	18,961	39,922
Impairments	(3,448)	(2,541)	—
Cost of real estate sold(2)	(26,065)	(25,060)	(38,131)
Dispositions	(2,820)	(2,421)	(3,929)

Ending balance	$1,388,887	$1,128,956	$1,106,571

(b) Reconciliation of Accumulated Depreciation
The following table reconciles the accumulated depreciation on the real estate investments for the years ended December 31 (amounts in thousands):

	2010	2009	2008

Beginning balance	$141,481	$111,658	$88,075
Depreciation of acquisitions of rental property	991	168	347
Depreciation of all other rental property and capital expenditures	32,822	31,862	27,539
Dispositions	(1,988)	(200)	(3,508)
Dispositions — write-off	(2,316)	(2,007)	(795)

Ending balance	$170,990	$141,481	$111,658

(1)	Includes a $2.4 million impairment for the year ended December 31, 2010 related to a property that was acquired in the fourth quarter of 2010.

(2)	Includes a $0.6 million impairment for the year ended December 31, 2010 related to a property that was sold in the second quarter of 2010.